UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Education Management Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

October 5, 2012

To our Shareholders:

We are pleased to invite you to attend our Annual Meeting of Shareholders on November 2, 2012, at 9:00 a.m. Eastern Daylight Time, at Top of the Tower, Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend in person, you can ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by Internet or by signing, dating and returning your proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Sincerely,

Todd S. Nelson
Chairman of the Board of Directors

Edward H. West
President and Chief Executive Officer

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

(412) 562-0900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 2, 2012

October 5, 2012

The 2012 Annual Meeting of Shareholders of Education Management Corporation (the “Company”) will be held at Top of the Tower, Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania, on November 2, 2012, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

1. To elect as directors the nominees named in the attached Proxy Statement to hold office for a term of one year;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013; and

3. To transact any other business that may properly come before the meeting.

The Board of Directors recommends a vote FOR Items 1 and 2. Shareholders of record at the close of business on September 17, 2012, will be entitled to vote at the meeting.

By order of the Board of Directors,

J. Devitt Kramer
Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 2, 2012

The Proxy Statement relating to our 2012 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 are available at https://materials.proxyvote.com/28140M.

On June 1, 2006, EDMC was acquired by a consortium of private investors through a merger of an acquisition company into EDMC, with EDMC surviving the merger. We sometimes refer to that transaction in this Proxy Statement as the “Transaction.” Our principal shareholders are private equity funds affiliated with Providence Equity Partners, Goldman Sachs Capital Partners and Leeds Equity Partners, which we refer to in this Proxy Statement collectively as the “Sponsors.” As used in this Proxy Statement, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “EDMC” and similar references refer collectively to Education Management Corporation and its subsidiaries. References to our fiscal year refer to the 12-month period ended June 30 of the year referenced.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

November 2, 2012

VOTING RIGHTS, PROXIES AND SOLICITATION

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on November 2, 2012. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about October 5, 2012.

General

We are furnishing this Proxy Statement to shareholders of Education Management Corporation, a Pennsylvania corporation (“EDMC” or the “Company”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2012 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Friday, November 2, 2012, at 9:00 a.m. Eastern Daylight Time, at Top of the Tower, Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The Board has fixed the close of business on September 17, 2012 (the “Record Date”) as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were 124,471,827 shares of our common stock, par value $0.01 per share, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Shareholders do not have cumulative voting rights.

Quorum

Holders of a majority of the outstanding shares of our common stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining and proxies returned by brokers as “non-votes” because they have not received voting instructions from the beneficial owners of the shares each will be treated as shares present for purposes of determining the presence of a quorum.

Voting

Shareholders of record (that is, shareholders who hold their shares in their own name) can vote in any one of three ways:

(1) Via the Internet: Go to the Web site listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and the Web site. If you vote via the Internet, you may incur telephone and Internet access charges.

(2) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(3) In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting also will be offered to shareholders owning shares through most banks and brokers.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

If you come to the Annual Meeting to cast your vote in person and you are holding your shares in street name, you will need to bring a legal proxy obtained from your broker, bank or nominee which will authorize you to vote your shares in person.

Your vote is important. We encourage you to sign and date your proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet, so that your shares may be represented and voted at the Annual Meeting.

Changing Your Vote

You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. The contact information for the Company’s Secretary is stated on page 49 under “Communications with Directors.” If you voted via the Internet you may also change your vote with a timely and valid later Internet vote or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by ballot at the meeting.

Effect of Not Casting Your Vote

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this Proxy Statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Votes Required

Election of Directors. Directors are elected by a plurality of the votes cast. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors, or shares held by a broker for which voting instructions have not been given, will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present. Since directors are elected by a plurality of the votes cast, abstentions and broker non-votes will have no effect on the election of directors.

You may vote either “FOR” or “WITHHOLD” with respect to each nominee for the Board.

Ratification of Independent Registered Public Accounting Firm. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2013 will require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these proposals. If the selection of Ernst & Young LLP is not ratified by our shareholders, the Audit Committee will reconsider its recommendation.

Other Items. Under our Amended and Restated Bylaws (the “Bylaws”) and the NASDAQ Stock Market (“NASDAQ”) listing rules, approval of any other proposal to be voted upon at the Annual Meeting would require the affirmative vote of a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. A properly executed proxy marked “ABSTAIN” with respect to any proposal and broker non-votes will not be counted as a vote cast “FOR” or “AGAINST” any proposal.

Electronic Access to Proxy Materials and Annual Report

This Proxy Statement and the Company’s 2012 Annual Report are available on the Company’s Web site at www.edmc.edu on the “Investor Relations” page as well at https://materials.proxyvote.com/28140M. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, shareholders can elect to receive an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

•	gain faster access to your proxy materials;

•	save the Company the cost of producing and mailing documents to you;

•	reduce the amount of mail you receive; and

•	help preserve environmental resources.

To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Once you make this election, it will remain in effect until you inform us otherwise in writing.

Reduce Duplicate Mailings

The Company is required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue duplicate mailings of future Annual Reports (commonly referred to as “householding”). To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet, you can either follow the prompts when you vote or give the Company instructions to discontinue duplicate mailings of future Annual Reports. If you participate in householding and wish to receive a separate copy of future Annual Reports, you may contact the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 49 under “Communications with Directors.” Street name shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker.

Proxy Solicitation

EDMC will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished by our Board to our shareholders. Proxies may be solicited without additional compensation by directors, officers and employees of EDMC and its subsidiaries. Copies of solicitation material will be furnished to brokerage firms, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by our directors, officers or other regular employees.

Advance Notice of Shareholder Proposals and Other Items of Business

To be included in the Proxy Statement and proxy card for the 2013 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company at its principal office on or before June 7, 2013. Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company at 210 Sixth Avenue, 33rd Floor, Pittsburgh, PA 15222.

ITEM 1 — ELECTION OF DIRECTORS

EDMC’s Board currently consists of ten members. Effective November 2, 2012 immediately prior to the Annual Meeting, the Board will increase in size from ten to eleven members. Joseph R. Wright, who currently is a member of the Board, will not stand for reelection, and Edward H. West and Brian A. Napack are nominated to serve as new members of the Board.

Each director is elected to serve for a one-year term and until his or her successor is duly elected and qualified. Each of the eleven nominees listed below has consented to act as a director of EDMC if elected. If, however, a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

In connection with our initial public offering, certain of our shareholders, including investment funds associated with Providence Equity Partners, Goldman Sachs Capital Partners and Leeds Equity Partners (collectively, the “Sponsors”) who led the acquisition of the Company in June 2006 (the “Transaction”), entered into a shareholders agreement, which we refer to as our “Shareholders Agreement.” The parties to the Shareholders Agreement have agreed to vote their shares to elect two members to our Board of Directors designated by each of certain private equity funds affiliated with Providence Equity Partners and certain private equity funds affiliated with Goldman Sachs Capital Partners, and one member of our Board of Directors designated by certain private equity funds affiliated with Leeds Equity Partners. The respective rights of Providence Equity Partners and Goldman Sachs Capital Partners to appoint directors will be reduced to the right to designate one director if such Sponsor’s beneficial stock ownership drops below 10% of the outstanding shares of our common stock, and the right of each Sponsor to designate directors will be eliminated if that Sponsor’s beneficial stock ownership drops below 2% of the outstanding shares of our common stock. As of the Record Date, the parties to the Shareholders Agreement who agreed to vote for designees of the Sponsors collectively beneficially owned 93.2% of our outstanding common stock.

Director Nominees

Information about each director nominee is set forth below, including the nominee’s principal occupation and business experience, other directorships, age as of August 31, 2012, and tenure on the Company’s Board.

Name and Age	Director Since	Business Experience, Other Directorships and Qualifications
Edward H. West 46		Edward H. West became our Chief Executive Officer in August 2012. Mr. West previously served as our President and Chief Financial Officer from December 2008 to August 2012 and as Executive Vice President and Chief Financial Officer from the consummation of the Transaction in June 2006 until December 2008. Mr. West is the former Chairman and Chief Executive Officer of ICG Commerce, a position he held from 2002 until 2006. Prior to joining ICG Commerce, Mr. West served as President and Chief Operating Officer from 2001 to 2002 and Chief Financial Officer from 2000 to 2001 of Internet Capital Group, Inc. Prior to joining Internet Capital Group, Inc., Mr. West was an employee of Delta Air Lines, Inc. from 1994 to 2000 and most recently served as its Executive Vice President and Chief Financial Officer. Mr. West brings to the Board his extensive expertise in financial matters and in-depth knowledge and understanding of the Company’s operations.

Mick J. Beekhuizen 36	October 2009	Mick J. Beekhuizen joined Goldman, Sachs & Co. in 2000 and has been a Managing Director in the Merchant Banking Division since 2010. Prior to joining the Merchant Banking Division in New York in 2004, Mr. Beekhuizen worked in the Investment Banking Division at Goldman, Sachs & Co. in Frankfurt, Germany. As a designee of Goldman Sachs Capital Partners, Mr. Beekhuizen provides the Board of Directors with strong analytical skills when evaluating capital structure alternatives and transactions.

Name and Age	Director Since	Business Experience, Other Directorships and Qualifications
Samuel C. Cowley 52	October 2009	Samuel C. Cowley has served as General Counsel, Vice President, Business Development and Secretary of Prestige Brands Holdings, Inc. , a seller of over-the-counter healthcare products, since February 2012. Prior to joining Prestige Brands, Mr. Cowley worked as a corporate attorney and investor. From May 2008 to February 2011, Mr. Cowley served as Executive Vice President, Business Development, General Counsel and Secretary of Matrixx Initiatives, Inc. Mr. Cowley was a director of Matrixx Initiatives from July 2005 to February 2011. Prior to joining Matrixx Initiatives, Mr. Cowley served as Executive Vice President and General Counsel for Swift Transportation Co., Inc. and was a member of Swift Transportation’s board of directors from March 2005 to May 2007. Mr. Cowley previously was a partner with the law firm of Snell & Wilmer L.L.P. Mr. Cowley’s career as an attorney in private practice as well as a senior executive and director of companies provides the Board with a valuable mix of legal expertise and operational management skills.

Adrian M. Jones 48	June 2006	Adrian M. Jones joined Goldman, Sachs & Co. in 1994 and has been a Managing Director within the Principal Investment Area of its Merchant Banking Division since 2002, where he focuses on consumer-related and healthcare opportunities and is also a member of the Corporate Investment Committee of the Merchant Banking Division of Goldman, Sachs & Co. He serves on the board of directors of Dollar General Corporation, a publicly traded discount retailer, and is a director of Biomet, Inc., HealthMarkets, Inc., Michael Foods Inc. and Del Taco Holdings, Inc. Mr. Jones, who is a designee of Goldman Sachs Capital Partners, provides the Board with a broad background addressing capital structure issues as both a private investor and as a director of publicly traded and privately-held companies.

Jeffrey T. Leeds 56	March 2007	Jeffrey T. Leeds is the co-founder of Leeds Equity Partners, LLC, a leading New York-based private equity firm focusing on the education, training and information services industries. Prior to co-founding Leeds Equity Partners, Mr. Leeds spent seven years specializing in mergers and acquisitions and corporate finance at Lazard Freres & Co. Prior to joining Lazard Freres & Co., Mr. Leeds served as a law clerk to the Hon. William J. Brennan, Jr. of the Supreme Court of the United States. Mr. Leeds also worked in the corporate department of the law firm of Cravath, Swaine & Moore in New York. Mr. Leeds currently serves as a director of SeatonCorp, RealPage, Inc., a publicly traded provider of on-demand software solutions for the rental housing industry, Instituto de Banca y Comercio, BarBri, Inc. and Evanta. Mr. Leeds has previously served as a director of Ross University, Argosy University and Datamark, Inc., among others. Mr. Leeds graduated summa cum laude from Yale University with a B.A. degree in History and attended Oxford University as a Marshall Scholar. Mr. Leeds earned his J.D., magna cum laude, from Harvard Law School. Mr. Leeds, who is a designee of Leeds Equity Partners, brings to the Board his vast experience in the education and related industries as well as his strong legal, financial and business acumen.

Name and Age	Director Since	Business Experience, Other Directorships and Qualifications
John R. McKernan, Jr. 64	June 1999	John R. McKernan, Jr. served as Chairman of our Board of Directors from December 2008 to August 2012. Previously, he served as Executive Chairman from February 2007 to December 2008, as our Chief Executive Officer from September 2003 to February 2007, as our President from March 2003 to September 2003 and as Vice Chairman from the time that he joined the Company in June 1999 until March 2003. Mr. McKernan is also a director of BorgWarner Inc., a publicly traded producer of engineered components and vehicle powertrain system applications, and Houghton Mifflin Harcourt, a privately-held global learning company, and served as Governor of the State of Maine from 1987 to 1995. Mr. McKernan brings to the Board his extensive knowledge of the Company’s business, structure, history and culture along with his understanding of the legislative process based on his experience in government.

Leo F. Mullin 69	June 2006	Leo F. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004, after having served as its Chief Executive Officer since 1997 and Chairman since 1999. Mr. Mullin currently serves in a consultative capacity as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin serves as a director of Johnson & Johnson, a publicly traded manufacturer of pharmaceutical and healthcare products, and ACE Limited, a publicly traded provider of insurance and reinsurance services. Mr. Mullin’s experience as Chairman and CEO of one of the nation’s largest airlines and his long and distinguished career in the banking industry make him a skilled advisor on operational and financial matters.

Brian A. Napack 50

Brian A. Napack is a senior advisor of Providence Equity Partners LLC. Prior to joining Providence in 2012, Mr. Napack served as President of Macmillan, the global publisher, in the U.S. from 2006 to 2011. Prior to his role at Macmillan, Mr. Napack was a partner at L.E.K. Consulting, a global management consulting firm, serving as co-head of its Media and Entertainment practices and leading its Publishing and Education practices. Mr. Napack also founded and served as CEO of ThinkBox, an educational software company focused on the early childhood market. Previously, he worked for The Walt Disney Company where he founded Disney Educational Publishing and was a co-founder of Disney Interactive. He has also held senior roles at Simon & Schuster, the publishing company and at A.T. Kearney, a leading management consulting company. Mr. Napack currently serves on the board of Blackboard Inc. and Zero-to-Three, a national advocacy organization dedicated to improving the lives of infants and toddlers. Mr. Napack brings to the Board his broad-based management experience and knowledge of the education and related industries.

Name and Age	Director Since	Business Experience, Other Directorships and Qualifications
Todd S. Nelson 53	February 2007	Todd S. Nelson has served as Chairman of our Board of Directors since August 2012 and served as our Chief Executive Officer and a Director from February 2007 to August 2012. Mr. Nelson also served as our President from February 2007 to December 2008. Mr. Nelson worked as an independent consultant from January 2006 through January 2007 and for Apollo Group, Inc. from 1987 through January 2006. Mr. Nelson served in various roles with Apollo Group, Inc. and was appointed President in February 1998, Chief Executive Officer in August 2001 and Chairman of the Board in June 2004. Mr. Nelson was a member of the faculty at the University of Nevada at Las Vegas from 1983 to 1984. Based on his long and distinguished experience in the for-profit post-secondary education industry and as Chief Executive Officer of the Company, Mr. Nelson brings to the Board his valuable and comprehensive understanding of the Company and the industry in which it operates.

Paul J. Salem 48	June 2006	Paul J. Salem is a Senior Managing Director and a co-founder of Providence Equity Partners. Prior to joining Providence Equity Partners in 1992, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions. Prior to that time, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included leveraged buyout transactions and helping to establish Prudential’s European investment office. Mr. Salem is also a director of N.E.W. Asurion Corp., a provider of technology protection services, NexTag, Inc., a provider of online comparison shopping, and Gruppo TorreSur, a provider of infrastructure sharing services to the telecommunications industry, and previously served as a director of PanAmSat Holding Corporation. Mr. Salem, who is a designee of Providence Equity Partners, provides the Board of Directors with a broad-based background in analyzing business operations, models, strategic plans and financial statements.

Peter O. Wilde 44	June 2006	Peter O. Wilde is a Managing Director of Providence Equity Partners. Prior to joining Providence Equity Partners in 2002, Mr. Wilde was a General Partner at BCI Partners, where he began his career in private equity investing in 1992. Mr. Wilde is also a director of N.E.W. Asurion Corp., a provider of technology protection services, Ascend Learning, which owns Assessment Technologies Institute and Jones & Bartlett Publishers, Edline Holdings LLC, and Study Group Pty Limited. Mr. Wilde previously served as a director of IkaSystems Corporation, Medical Media Holdings LLC, Pluris, Inc., Survey Sampling International LLC, Vendome Associates, Virtual Radiologic Corporation, Colorado Cinema Group LLC, Archipelago Learning, Inc., Decision Resources, Inc., Blackboard Inc., Galileo Global Education and Kerasotes Theatres, Inc. Mr. Wilde, who is a designee of Providence Equity Partners, brings to the Board of Directors his extensive understanding of private equity and financial matters and experience as an investor in and director of several other companies in the education industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Involvement in Certain Legal Proceedings

In November 2006, Apollo Group, Inc. and certain of its current and former directors and officers, including Mr. Nelson, were named as defendants in a class action lawsuit in the U.S. District Court for the District of Arizona entitled Teamsters Local 617 Pension and Welfare Funds v. Apollo Group, Inc. et al. The plaintiffs asserted violations of Sections 10(b), 20(a), and 20A of the Securities Exchange Act of 1934, as amended, and of Rule 10b-5 thereunder, as well as state law claims for breach of fiduciary duty and civil conspiracy. Plaintiffs based those claims on alleged misrepresentations concerning Apollo Group, Inc.’s stock option granting policies and practices and related accounting. On March 31, 2011, the District Court dismissed the case with prejudice and entered judgment in favor of the remaining defendants, including Mr. Nelson. On April 27, 2012, the plaintiff’s filed a Notice of Appeal with the U.S. Court of Appeals for the Ninth Circuit, and their appeal remains pending before the Court.

Leo F. Mullin, a director, served as Chief Executive Officer of Delta Air Lines, Inc. from 1997 through December 2003 and as Chairman of Delta Air Lines, Inc. from 1999 through April 2004. Delta Air Lines, Inc. filed a petition under federal bankruptcy laws in September 2005.

CORPORATE GOVERNANCE

Board Structure

Our Board of Directors currently consists of ten persons. The Board has determined that Samuel C. Cowley, Leo F. Mullin and Joseph R. Wright are independent in accordance with the listing standards for companies with securities listed on NASDAQ. If elected, Brian A. Napack also will be independent in accordance with such standards. Mr. Wright is not standing for reelection.

Parties to the Shareholders Agreement collectively own more than 50% of the total voting power of our common stock, and we utilize certain “controlled company” exemptions under NASDAQ’s corporate governance listing standards that free us from the obligation to comply with certain NASDAQ corporate governance requirements, including the requirements:

•	that a majority of our Board of Directors consists of independent directors;

•

that the compensation of executive officers be determined, or recommended to our Board of Directors for determination, either by (a) a majority of the independent directors or (b) a compensation committee comprised solely of independent directors; and

•

that director nominees be selected, or recommended for our Board of Directors’ selection, either by (a) a majority of the independent directors or (b) a nominations committee comprised solely of independent directors.

These exemptions do not modify the independence requirements for our Audit Committee, and our Audit Committee is composed solely of independent directors.

Meetings of the Board

In fiscal 2012, our Board met seven times. In addition to meetings of the Board, directors attended meetings of individual Board committees. In fiscal 2012, all of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during the periods for which they served. In addition to Board and committee meetings, it is the Company’s policy that directors are expected to attend the Annual Meeting.

Non-management members of the Board meet in executive sessions on a regular basis. Neither the Chairman of the Board of Directors, nor the Chief Executive Officer or any other member of management attends such meetings of non-management directors. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, see “Communications with Directors” below.

Board Committees

The principal standing committees of the Board include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each such committee operates under a written charter, current copies of which are available on the Company’s website at www.edmc.edu under the heading “Corporate Governance” on the “Investor Relations” page of the website. Copies of the charters are also available in print to shareholders upon request, addressed to the Company’s Secretary at 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.

The table below provides fiscal 2012 membership and meeting information for our principal Board committees.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Todd S. Nelson
Mick J. Beekhuizen
Samuel C. Cowley	Member
Adrian M. Jones		Chairperson	Member
Jeffrey T. Leeds		Member	Member
John R. McKernan, Jr.
Leo F. Mullin	Chairperson		Member
Paul J. Salem			Chairperson
Peter O. Wilde		Member
Joseph R. Wright(1)	Member
Meetings in Fiscal 2012	7	4	3

(1)	Mr. Wright is not standing for reelection. If elected, Mr. Napack will be an independent member of the Board and will serve on the Audit Committee.

Audit Committee and Audit Committee Financial Expert. Our Audit Committee assists our Board of Directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm. Additionally, the Audit Committee:

•

reviews the audit plans and findings of our independent registered public accounting firm and our internal audit staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•

appoints annually our independent registered public accounting firm, evaluates its independence and performance and sets clear hiring policies for employees or former employees of our independent registered public accounting firm.

Our Audit Committee is composed solely of independent directors. Our Board of Directors has determined that Leo F. Mullin, the chairman of the Audit Committee, qualifies as an “audit committee financial expert.”

Compensation Committee. Our Compensation Committee oversees our compensation and benefits policies; oversees and sets the compensation and benefits arrangements of our Chief Executive Officer and certain other executive officers; provides a general review of, and makes recommendations to our Board of Directors and/or to the Company’s shareholders with respect to our equity-based compensation plans; reviews and makes recommendations with respect to all of our equity-based compensation plans that are not otherwise subject to the approval of our shareholders; implements, administers, operates and interprets all equity-based and similar compensation plans to the extent provided under the terms of such plans, including the power to amend such plans; and reviews and approves awards of shares or options to officers and employees pursuant to our equity-based plans.

Nominating and Corporate Governance Committee. The principal duties of the Nominating and Corporate Governance Committee are to recommend to the Board of Directors proposed nominees for election to the Board of Directors by the shareholders at annual meetings and to develop and make recommendations to the Board of Directors regarding corporate governance matters and practices.

Director Qualifications and Diversity

The Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee or by a shareholder. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our shareholders. The Nominating and Corporate Governance Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having Board members with diverse backgrounds and experience. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. We believe all of our directors possess these characteristics.

In evaluating the suitability of director candidates, the Nominating and Corporate Governance Committee takes into account many factors, including a general understanding of business strategy, marketing, finance, executive compensation and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business and industry; educational and professional background; personal accomplishment; whether a candidate meets the definition of independent director as specified in NASDAQ’s listing standards; and race, age, gender and ethnic diversity. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best continue the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. The Nominating and Corporate Governance Committee evaluates each incumbent director to determine whether the director should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s history of meeting attendance, tenure, and preparation for and participation at Board and Board committee meetings.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates properly submitted by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate, including those traits, abilities and experience identified above. Any submission of a proposed candidate for consideration by the Nominating and Corporate Governance Committee should include the name of the proposing shareholder and evidence of such person’s ownership of EDMC stock, and the name of the proposed candidate, his or her resume or a listing of his or her qualifications to be a director of the Company, and the proposed candidate’s signed consent to be named as a director if recommended by the Nominating and Corporate Governance Committee. Such information will be considered by the chairperson of the Nominating and Corporate Governance Committee, who will present the information on the proposed candidate to the entire Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee identifies new potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board.

The Nominating and Corporate Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Nominating and Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairperson or another member of the Nominating and Corporate Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Corporate Governance Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Board of Directors Leadership Structure

The Board annually elects one of its own members as the Chairman of the Board. Mr. Nelson currently serves as Chairman of our Board, having succeeded Mr. McKernan in August 2012. The Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interest of the Company and our shareholders at any given time. We believe our current board leadership structure is appropriate because of the prior experience of Mr. Nelson as our Chief Executive. The Board believes that Mr. Nelson can serve effectively as a liaison between the Board and management by having served the Company in both capacities.

Board of Directors Risk Oversight

The Board takes an active role in risk oversight of our Company both as a full Board and through its committees. Presentations and discussions at Board and committee meetings include an assessment of opportunities and risks inherent in our strategies and external environment.

The entire Board addresses enterprise level risks facing the Company. In connection with the execution of this duty, our Chief Executive Officer reports to the Board of Directors at each Board meeting any enterprise and other material risks facing the Company. In addition, strategic risk, which relates to the Company properly defining and achieving its high-level goals and mission, as well as operating risk, the effective and efficient use of resources and pursuit of opportunities, are regularly monitored and managed by the full Board through the Board’s regular and consistent review of our operating performance and strategic plan. For example, at each of the Board’s regularly scheduled meetings throughout the year, management provides presentations on the Company’s performance. The entire Board of Directors approves our strategic plan and annual operating plan, the results of which are reported on by management at each regular Board meeting.

Reporting risk, which relates to the reliability of our financial reporting, and compliance risk, which relates to our compliance with applicable laws and regulations, is primarily overseen by the Audit Committee. Under its charter, the Audit Committee is responsible for addressing our major areas of risk exposure, whether operational, financial or otherwise, the adequacy and effectiveness of our accounting and financial reporting and disclosure controls and procedures, and the steps management has taken to monitor and control such exposures and manage legal compliance. It receives a report from management at least annually regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. The head of our internal audit department meets with the Audit Committee on a quarterly basis to discuss any potential risk or control issues. In addition, the internal audit department performs an annual risk assessment in connection with creating its audit plan and shares the results of this risk assessment with the Audit Committee. Identified risks are prioritized based on the potential exposure to the business, measured as a function of severity of impact and likelihood of occurrence. Our internal audit department performs integrated audits designed to test business functions along with financial reporting and internal controls. Results of internal audits are discussed with the Audit Committee on a quarterly basis.

While the Board oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is a highly effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Risk in Compensation Programs

Our management, under the oversight of the Compensation Committee and with assistance from human resources and legal personnel, undertook a review of our compensation programs in fiscal 2012 to determine whether the risks arising from our compensation programs were reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of the design and operation of our compensation programs, identification and evaluation of situations or compensation elements that may raise material risks, and an evaluation of other controls and processes designed to identify and manage risk. Based on this review, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Code of Business Ethics and Conduct

The Board has adopted a Code of Business Ethics and Conduct that applies to every employee of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller and Chief Accounting Officer. A current copy of the Code of Business Ethics and Conduct is posted on the Company’s website at www.edmc.edu under the heading “Corporate Governance” on the “Investor Relations” page of our website. Copies of the Code of Business Ethics and Conduct are also available in print to shareholders upon request, addressed to EDMC’s Secretary at 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222. The Company intends to post any amendments to or waivers from the Code of Business Ethics and Conduct on its website.

ITEM 2 — RATIFICATION OF SELECTION OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending June 30, 2013, and has directed that management submit the selection of Ernst & Young LLP as our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our shareholders and will be given an opportunity to make a statement if he or she desires to do so.

Shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to shareholders for ratification as a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of EDMC and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIMR

Audit Committee Report

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the accounting and financial reporting processes of the Company, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, review of the qualifications, independence and performance of the Company’s independent registered public accounting firm, and oversight of the Company’s internal audit function. In its role of overseeing the Company’s compliance with legal and regulatory requirements, the Committee primarily meets with management on a regular basis and receives and evaluates reports of current activity. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control, while the Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.

In performing its duties, the Audit Committee meets at least quarterly and holds discussions with management and the internal and independent auditors, including private sessions with the internal auditors and our independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended June 30, 2012 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm.

The Audit Committee has discussed with the Company’s independent registered public accountants matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and by other applicable Auditing Standards, including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties. In addition, our independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee and our independent registered public accountants have discussed the firm’s independence from the Company and its management, including the matters in those written disclosures and letter. Additionally, the Audit Committee considered the non-audit services provided by our independent registered public accounting firm and the fees and costs that they billed and that we expect them to bill for those services. All of the non-audit services provided by our independent registered public accounting since the completion of the Company’s initial public offering in October 2009, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit Committee Pre-Approval Policy and Procedure adopted by the Committee. When approving the retention of our independent registered public accounting firm for non-audit services, the Audit Committee considered whether the retention of its independent registered public accounting to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the Company’s independent registered public accountants referred to above, the Audit Committee believes that the non-audit services provided by our independent registered public accounting firm are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions with management and the Company’s independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors on August 28, 2012, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board of Directors has approved the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending June 30, 2013 and recommended to the Company’s shareholders that they ratify such appointment.

Respectfully Submitted by the Members of the Audit Committee,

Samuel C. Cowley

Leo F. Mullin, Chair

Joseph R. Wright

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Audit Committee Report shall not be incorporated by reference in any such filings or deemed “soliciting material” or to be “filed” with the SEC.

Audit, Audit-Related, Tax and All Other Fees

The following table shows the fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of our interim financial statements for fiscal 2012 and 2011, and fees for other services rendered by Ernst & Young LLP during fiscal 2012 and 2011.

	2012	2011
Audit Fees(1)	$1,775,000	$1,761,600
Audit-Related Fees	—	—
Tax Fees(2)	14,895	166,158
All Other Fees	1,995	—

Total	$1,791,890	$1,927,758

(1)	Audit Fees consist of the audit of the consolidated financial statements and quarterly reviews, regulatory audits and assistance with comment letters.
(2)	Tax Fees consist of technical assistance with the accounting for uncertain tax positions and tax planning services.

Pre-Approval of Audit and Non-Audit Services

Pursuant to the Audit Committee’s Pre-Approval Policy and Procedure, the Audit Committee is required to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. Under the Policy, in May of each year the Audit Committee is asked to pre-approve the engagement of the independent registered public accounting firm, and the projected fees, for audit services, audit-related services and tax services for the following fiscal year. Audit services include financial audits performed for financial statements filed with the U.S. Department of Education along with the audit work and other procedures performed on our system of internal controls over financial reporting. Audit-related services include services that are reasonably related to the review of our financial statements, such as consultations on accounting issues and due diligence procedures. Tax services include tax compliance, tax planning and tax advice. The term of any pre-approval applies to the Company’s fiscal year and does not depend on when the work is completed.

The fee amounts pre-approved by the Audit Committee are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required if the actual fees for any service are projected to exceed the pre-approved amount before we may commit to additional services.

If we want to engage our independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services. The Chairman of the Audit Committee is authorized to approve on behalf of the Audit Committee additional services to be rendered by our independent registered public accounting firm up to a specific threshold where approval is required between meetings. The Chairman of the Audit Committee reports to the Committee any additional services he approved on behalf of the Committee at the Committee’s next regularly scheduled meeting.

In fiscal 2012, there were no fees paid to Ernst & Young LLP under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2012

The following table sets forth information concerning the compensation earned by the non-employee directors for fiscal 2012. Directors who are also employees of the Company do not receive any consideration for their service on the Board. A discussion of the elements of non-employee director compensation follows the table.

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Mick J. Beekhuizen	$50,500	$55,000	$111,500
Samuel C. Cowley	50,500	55,000	113,000
Adrian M. Jones	50,500	55,000	110,000
Jeffrey T. Leeds	50,500	55,000	111,500
John R. McKernan, Jr.(3)	16,667	55,000	121,500
Leo F. Mullin	60,500	55,000	105,500
Paul J. Salem	50,500	55,000	113,000
Peter O. Wilde	47,500	55,000	112,500
Joseph R. Wright	49,000	55,000	104,000

(1)	Represents the amount of cash compensation earned by each non-employee director in fiscal 2012, including an annual retainer which all directors except for Mr. Leeds elected to receive in shares of our common stock.
(2)	Represents the grant date fair value of the annual grant of restricted shares of our common stock made to each non-employee director in fiscal 2012. As of June 30, 2012, all directors other than Mssrs. McKernan and Nelson held 2,761 restricted shares of our common stock. The restrictions on the directors’ restricted shares will lapse on October 28, 2012.
(3)	Mr. McKernan’s employment agreement expired on June 1, 2012, at which point he became a non-employee director and received a pro rata portion of the annual $40,000 retainer paid to non-employee directors.

Pursuant to a compensation plan we adopted effective as of the effectiveness of our initial public offering in October 2009, all non-employee directors receive an annual retainer of $40,000 and a fee of $1,500 for each meeting they attend. The annual retainer is payable at the director’s option either 100% in cash or 100% in shares of our common stock. In addition, our non-employee directors receive an annual restricted share award with a grant date fair market value of $55,000, which vests on the first anniversary of the grant date. The non-management chair of the Audit Committee receives an additional $10,000 fee payable at his or her option either 100% in cash or 100% in shares of our common stock. No separate committee meeting fees are paid.

All directors are reimbursed for reasonable travel and lodging expenses incurred by them in connection with attending board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our equity securities as of August 31, 2012 by each person who is known by us to beneficially own more than five percent of our equity securities, by each of our directors, by each of our Chief Executive Officer, our President and Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our named executive officers (the “Named Executive Officers”), and by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Owned	Percentage of Outstanding Shares Owned
Providence Equity Funds(2)	40,876,413	32.8%
GS Limited Partnerships(3)(4)	40,847,599	32.8%
Goldman Sachs EDMC Investors, L.P.(4)	7,157,920	5.8%
GS Private Equity Partners Funds(5)	6,263,174	5.0%
Leeds Equity Partners(6)	9,902,163	8.0%
Mick J. Beekhuizen(4)(5)(7)	48,021,699	38.6%
Samuel C. Cowley(7)	14,374	*
Danny D. Finuf(8)	84,231	*
Adrian M. Jones(4)(5)(7)	48,022,687	38.6%
Randall J. Killeen(9)	40,096	*
Jeffrey T. Leeds(6)(7)	9,917,323	8.0%
John M. Mazzoni(10)	236,014	*
John R. McKernan, Jr.(11)	843,197	*
Leo F. Mullin(7)	63,711	*
Todd S. Nelson(12)	2,411,620	1.9%
Paul J. Salem(2)(7)	40,864,767	32.8%
John T. South, III(13)	368,347	*
Edward H. West(14)	707,930	*
Peter O. Wilde(2)(7)	40,864,767	32.8%
Joseph R. Wright(7)	8,769	*
All executive officers and directors as a group (21 persons)(15)	103,855,652	81.1%

*	Less than 1%.

(1)	The address of each listed shareholder, unless otherwise noted, is c/o Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.

(2)

Consists of (i) 32,317,772 shares of common stock held by Providence Equity Partners V L.P. (“PEP V”), whose general partner is Providence Equity GP V L.P., whose general partner is Providence Equity Partners V L.L.C. (“PEP V LLC”); (ii) 5,104,728 shares of common stock held by Providence Equity Partners V-A L.P. (“PEP V-A”), whose general partner is Providence Equity GP V L.P., whose general partner is PEP V LLC; (iii) 2,675,590 shares of common stock held by Providence Equity Partners IV L.P. (“PEP IV”), whose general partner is Providence Equity GP IV L.P., whose general partner is Providence Equity Partners IV L.L.C. (“PEP IV LLC”), (iv) 8,629 shares of common stock held by Providence Equity Operating Partners IV L.P. (“PEOP IV” and collectively with PEP IV, PEP V and PEP V-A, the “Providence Equity Funds”) whose general partner is Providence Equity GP IV L.P., whose general partner is PEP IV LLC, (v) 740,880 shares of common stock owned by PEP EDMC L.L.C., and (vi) 28,814 shares owned by Providence Equity Partners L.L.C. PEP V LLC may be deemed to share beneficial ownership of the shares owned by PEP V and PEP V-A. PEP V LLC disclaims this beneficial ownership. PEP IV LLC may be deemed to share the beneficial ownership of PEP IV and PEOP IV. PEP IV LLC disclaims this beneficial ownership. Mr. Salem is a member of PEP V LLC and PEP IV LLC and may also be deemed to possess indirect beneficial ownership of the securities owned by the Providence Equity Funds, but disclaims such beneficial ownership due to a Nominee Agreement with Providence Equity Partners L.L.C. PEP EDMC L.L.C. may be deemed to share beneficial ownership with PEP V, PEP V-A, PEP IV and PEOP IV. PEP EDMC L.L.C. disclaims this beneficial ownership. Mr. Wilde is a limited partner of Providence Equity GP IV L.P. and Providence Equity Partners GP V L.P. and disclaims beneficial ownership of any securities owned by such limited partnerships due to a Nominee Agreement with Providence Equity Partners L.L.C. The address of Mr. Salem, Mr. Wilde and each of the entities listed in this footnote is c/o Providence Equity Partners Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(3)	Consists of 21,118,597 shares owned by GS Capital Partners V Fund, L.P., 10,908,983 shares owned by GS Capital Partners V Offshore Fund, L.P., 7,241,855 shares owned by GS Capital Partners V Institutional, L.P., 837,284 shares owned by GS Capital Partners V GmbH & Co. KG, and 740,880 shares owned by GSCP V EDMC Holdings, L.P. (collectively, the “Goldman Sachs Capital Partners Funds”).

(4)	The Goldman Sachs Group, Inc. and certain affiliates, including Goldman, Sachs & Co., may be deemed to directly or indirectly own the 48,005,519 shares of common stock which are collectively owned directly or indirectly by the Goldman Sachs Capital Partners Funds and Goldman Sachs EDMC Investors, L.P., of which affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Capital Partner Funds and Goldman Sachs EDMC Investors, L.P. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Capital Partner Funds and Goldman Sachs EDMC Investors, L.P. share voting power and investment power with certain of their respective affiliates. Adrian M. Jones is a managing director of Goldman, Sachs & Co. and Mick J. Beekhuizen is a managing director in the Merchant Banking Division of Goldman Sachs & Co. Each of Mr. Jones, Mr. Beekhuizen, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Capital Partners Funds and Goldman Sachs EDMC Investors, L.P., except to the extent of their pecuniary interest therein, if any. The address of the Goldman Sachs Capital Partner Funds, The Goldman Sachs Group, Inc., Goldman, Sachs & Co., Mr. Beekhuizen and Mr. Jones is 85 Broad Street, 10th Floor, New York, New York 10004.

(5)

Consists of 1,914,410 shares owned by GS Private Equity Partners 2000, L.P., 673,853 shares owned by GS Private Equity Partners 2000 Offshore Holdings, L.P., 743,493 shares owned by GS Private Equity Partners 2000 — Direct Investment Fund, L.P., 266,883 shares owned by GS Private Equity Partners 2002, L.P., 1,027,938 shares owned by GS Private Equity Partners 2002 Offshore Holdings, L.P., 231,963 shares owned by GS Private Equity Partners 2002 — Direct Investment Fund, L.P., 118,014 shares owned by GS Private Equity Partners 2002 Employee Fund, L.P., 83,004 shares owned by Goldman Sachs Private Equity Partners 2004, L.P., 539,998 shares owned by Goldman Sachs Private Equity Partners 2004 Offshore Holdings, L.P., 154,772 shares owned by Multi-Strategy Holdings, L.P., 372,983 shares owned by Goldman Sachs Private Equity Partners 2004 — Direct Investment Fund, L.P. and 135,863 shares owned by Goldman Sachs Private Equity Partners 2004 Employee Fund, L.P. (collectively, the “GS Private Equity Partners Funds”). The Goldman Sachs Group, Inc., and certain of its affiliates, including Goldman Sachs Asset Management, L.P., may be deemed to directly or indirectly own the shares of common stock which are owned by the GS Private Equity Partners Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. are the general partner, managing limited partner or the managing partner. Goldman Sachs Asset Management, L.P. is the investment manager for certain of the GS Private Equity Partners Funds. Goldman Sachs Asset Management, L.P. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman Sachs Asset Management, L.P. and the GS Private Equity Partners Funds share voting power and investment power with certain of their respective affiliates. Each of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. disclaims beneficial ownership of the common shares owned directly or indirectly by the GS Private Equity Partners Funds except to the extent of their pecuniary interest therein, if any. The address of Goldman Sachs Asset Management, L.P. and the GS Private Equity Partner Funds is 200 West Street, 28th Floor, New York, New York 10282.

(6)

Consists of 9,299,234 shares owned by Leeds Equity Partners IV, L.P., 583,679 shares owned by Leeds Equity Partners IV Co-Investment Fund A, L.P., and 19,250 shares owned by Leeds Equity Partners IV Co-Investment Fund B, L.P. (collectively, the “Leeds Equity Partners IV Funds”). The general partner of the Leeds Equity Partners IV Funds is Leeds Equity Associates IV, L.L.C. Jeffrey T. Leeds, a Director of the Company, is the Managing Member of Leeds Equity Associates IV, L.L.C. Mr. Leeds disclaims beneficial ownership of any securities owned by the Leeds Equity Partners IV Funds except to the extent of any pecuniary interest therein. The address of the Leeds Equity Partners IV Funds, Leeds Equity Associates IV, L.L.C. and Mr. Leeds is 350 Park Avenue, 23rd Floor, New York, New York 10022.

(7)	Includes restricted shares, shares of common stock initially issued as restricted stock for which the restrictions have lapsed and, for directors other than Messrs. Salem and Wilde, shares of common stock issued to the director in lieu of a cash retainer, if the director chose to receive his retainer in the form of shares of common stock instead of cash, in each case issued as compensation for serving as a director. Messrs. Salem and Wilde each hold 2,761 restricted shares for the benefit of the Providence Equity Funds and disclaim beneficial ownership of such shares. Mr. Beekhuizen holds 13,419 shares of common stock and 2,761 restricted shares for the benefit of The Goldman Sachs Group, Inc. and disclaims beneficial ownership of such shares. Mr. Jones holds 14,407 shares of common stock and 2,761 restricted shares for the benefit of The Goldman Sachs Group, Inc. and disclaims beneficial ownership of such shares.

(8)	Includes 77,521 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(9)	Effective August 15, 2012, Mr. Killeen became Acting Chief Financial Officer. Includes 40,096 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(10)	Includes 200,225 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(11)	Includes 574,775 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(12)	Includes 813,400 shares of common stock held by a limited liability company of which Mr. Nelson is the manager and over which shares Mr. Nelson exercises voting and investment control. The limited liability company is owned by an irrevocable trust that has an independent trustee and is for the benefit of Mr. Nelson’s spouse and children. Also includes 1,598,220 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above. Effective August 15, 2012, Mr. Nelson became Chairman of the Board of Directors and Mr. West became the Chief Executive Officer of the Company.

(13)	Includes 111,685 shares of common stock held in a grantor retained annuity trust of which Mr. South’s spouse is the trustee and 144,662 shares of common stock receivable upon the exercise of options that are exercisable with 60 days of the date of the table set forth above.

(14)	Includes 663,193 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above. Effective August 15, 2012, Mr. Nelson became Chairman of the Board of Directors and Mr. West became the Chief Executive Officer of the Company.

(15)	Includes 3,510,562 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of our common stock and our other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all of these requirements were satisfied during fiscal 2012, with the exception of a Form 3 that we filed on behalf of Joseph Wright on November 1, 2011 and Form 4s that we filed on behalf of Randall Killeen and Mark Novad on December 2, 2011 and October 2, 2012, respectively.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of August 31, 2012, are as follows:

Name	Age	Position
Edward H. West	46	President and Chief Executive Officer
Jack M. Bowen	53	Senior Vice President and Chief Marketing Officer
Danny D. Finuf	52	Senior Vice President — Operations and President, Brown Mackie Colleges
Anthony J. Guida Jr.	50	Senior Vice President — External Affairs
Catherine J. Kelleher	43	Senior Vice President — Strategy and Development
Randall J. Killeen	50	Vice President, Controller and Acting Chief Financial Officer
John R. Kline	49	Senior Vice President — Operations and President, EDMC Online Higher Education
J. Devitt Kramer	48	Senior Vice President, General Counsel and Secretary
John M. Mazzoni	49	Senior Vice President — Operations and President, The Art Institutes
Mark S. Miko	39	Senior Vice President and Chief Information Officer
Mark E. Novad	47	Senior Vice President — Human Resources
John T. South, III	65	Senior Vice President, Chancellor, South University
Craig D. Swenson	59	Chief Academic Officer and Chancellor, Argosy University

Edward H. West became our Chief Executive Officer in August 2012. Mr. West previously served as our President and Chief Financial Officer from December 2008 to August 2012 and as Executive Vice President and Chief Financial Officer from the consummation of the Transaction in June 2006 until December 2008. Mr. West is the former Chairman and Chief Executive Officer of ICG Commerce, a position he held from 2002 until 2006. Prior to joining ICG Commerce, Mr. West served as President and Chief Operating Officer from 2001 to 2002 and Chief Financial Officer from 2000 to 2001 of Internet Capital Group, Inc. Prior to joining Internet Capital Group, Inc., Mr. West was an employee of Delta Air Lines, Inc. from 1994 to 2000 and most recently served as its Executive Vice President and Chief Financial Officer.

Jack M. Bowen became our Senior Vice President and Chief Marketing Officer in August 2012. Previously, Mr. Bowen served as a Managing Partner in the Strategy and Road-Map practice of Acxiom Corporation, a consulting and targeted marketing services organization, from 2010 to 2012, and as Chief Marketing Officer for Urban Science Applications from 2005 to 2010. Prior to that, Mr. Bowen served as General Director at General Motors from 1996 to 2005.

Danny D. Finuf has served as President of Brown Mackie Colleges since July 2006 and Senior Vice President of Operations since July 2011. From July 2004 to July 2006, he served as Group Vice President for the Company. From September 2003 to July 2004, he served as Regional Vice President of the Central Region. From November 1995 to September 2003, he held the position of Campus President and Regional President for seven Brown Mackie College campuses. Prior to joining American Education Centers, which was acquired by Education Management Corporation in September 2003, from August 1990 to November 1995, Mr. Finuf was the Vice President of Administrative Services for Spartan College of Aeronautics in Tulsa, OK.

Anthony J. Guida Jr. has served as Senior Vice President — External Affairs since July 2011 after serving as Senior Vice President — Regulatory Affairs and Strategic Development beginning in March 2005. In his current role, Mr. Guida oversees our regulatory affairs and compliance, government and public affairs, and strategic development efforts. He was appointed Senior Vice President — Strategic Development in March 2003 after joining us in January 2002 as Vice President — Strategic Development. Mr. Guida served as the Chief Financial Officer and General Counsel of Pennsylvania Culinary Institute from September 1999 through December 2001 and was an attorney with Buchanan Ingersoll, a law firm based in Pittsburgh, PA, from September 1986 through September 1999, being elected as a shareholder in 1994. Mr. Guida was appointed to the Advisory Committee on Student Financial Assistance by the Speaker of the United States House of Representatives in 2009 to serve a term that expired in September 2012.

Catherine J. Kelleher was appointed Senior Vice President — Strategy and Development in August 2012. Ms. Kelleher joined EDMC in 2004 as Vice President — The Art Institute Online for OHE in Pittsburgh. Her role subsequently expanded to include oversight of Marketing, Web and Educational Services functions at OHE. She has most recently served as EDMC Senior Vice President — Retention and Development. Prior to joining EDMC, Ms. Kelleher served in a number of positions for General Electric from 1992 to 2001 including Vice President of Marketing — GE Financial Assurance (Long Term Care) from 1999 to 2001.

Randall J. Killeen was appointed Vice President and Acting Chief Financial Officer in August 2012. Mr. Killeen previously served as Vice President and Controller from April 2009 to August 2012 and as Vice President — Internal Audit of the Company from July 2008 to April 2009. Mr. Killeen joined the Company following a 20 year career with Alcoa Inc., where he most recently served as Finance Director — Global Primary Products Growth from 2005 until July 2008.

John R. Kline has served as Senior Vice President of Operations since July 2011 and as President of EDMC Online Higher Education (“OHE”) since July 2009 after joining us in April 2009 as Senior Vice President of Student Acquisition and Retention. Mr. Kline previously served as the Chief Executive Officer of Nelnet Enrollment Solutions, a division of Nelnet, Inc., a publicly traded provider of loans and services to post-secondary students, from October 2007 to April 2009. Mr. Kline also served in a number of positions for Apollo Group, Inc., a for-profit, publicly traded provider of post-secondary education, from 1996 to 2007, including Chief Administrative Officer from February 2006 to October 2007 and Senior Vice President of Operations and Finance for Apollo’s University of Phoenix Online from August 2002 to February 2006.

J. Devitt Kramer was appointed Senior Vice President, General Counsel and Secretary in July 2006 after serving as Vice President, Senior Counsel and Assistant Secretary from May 2004 through June 2005 and Vice President, Corporate Compliance from July 2005 to June 2006. Prior to joining us, Mr. Kramer served as the Senior Vice President, General Counsel and Secretary of Printcafe Software, Inc. from January 2000 through February 2004, was an attorney with Benesch, Friedlander, Coplan & Aronoff in Cleveland, Ohio from 1994 through 1999 and an accountant with Ernst & Young LLP from 1986 through 1992.

John M. Mazzoni has been the President of The Art Institutes since October 2005 and Senior Vice President of Operations since July 2011. From March 2005 to October 2005, he served as our Senior Vice President of Group Operations. From August 2004 to March 2005, he served as Group Vice President for EDMC. From July 2001 through August 2004, he served as Group Vice President for The Art Institutes. From August 1987 through July 2001, he held several senior management level positions in the areas of Operations, Finance and Information Systems.

Mark S. Miko has been our Senior Vice President and Chief Information Officer since July 2012. From November 2011 to July 2012, Mr. Miko served as Senior Vice President and IT Business Management Director for the PNC Financial Services Group and from April 2005 to November 2011, Mr. Miko was the chief information officer for the Armstrong Group of Companies, a privately-held conglomerate comprised of cable, telephone, security, home technology, real estate and food services companies. Prior to joining Armstrong, Mr. Miko was a senior manager with Deloitte Consulting from 1995 to 2005.

Mark E. Novad has been our Senior Vice President — Human Resources since December 2011. Mr. Novad joined EDMC in 2008 when he became the Vice President of Human Resources for our Corporate office in Pittsburgh. His role expanded to include oversight of the Human Resources function at OHE. Prior to joining EDMC, Mr. Novad was the Corporate Director of Human Resources at II-VI Incorporated, a publicly traded high-tech developer and manufacturer.

John T. South, III, joined us in July 2003 when we acquired South University, which was owned by Mr. South. Mr. South has served as Chancellor of South University since October 2001 and has served on the Board of Trustees of Argosy University since February 2006, serving as Chairman from February 2006 until April 2010. Prior to our acquisition of South University, Mr. South was shareholder and CEO of various affiliated private colleges and had been Chief Executive Officer of South University since 1975. Mr. South also served as President of South University prior to being appointed Chancellor in October 2001. Mr. South currently is on the advisory board of Sun Trust Bank of Savannah.

Craig D. Swenson was named Chancellor of Argosy University in September 2007 and Chief Academic Officer of the Company in July 2011. Prior to becoming President of Argosy University, Mr. Swenson was the Provost and Vice President of Academic Affairs at Western Governors University in Salt Lake City, UT from April 2006 to September 2007 and, prior to that, served for seven years as Provost and Senior VP for Academic Affairs for the University of Phoenix system where he also served as Senior Regional Vice President and a Vice President and Campus Director. Mr. Swenson started his professional career in marketing, public relations and advertising and, prior to becoming a full-time academician, was Vice President and Marketing Director for First Interstate Bank. Mr. Swenson was elected to the board of the Council of Higher Education Accreditation in July 2009. Mr. Swenson is a member of the U.S. Army Education Committee and recently completed service as a member of the U.S. Secretary of Education’s National Advisory Council on Institutional Quality and Integrity.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 25 through 33, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Respectfully Submitted by the Members

of the Compensation Committee,

Mr. Jeffrey T. Leeds

Mr. Adrian M. Jones, Chairman

Mr. Peter O. Wilde

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Representatives from Providence Equity Partners and Goldman Sachs Capital Partners (together, the “Principal Shareholders”) negotiated compensation arrangements with our Chief Executive Officer, our President and Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our Named Executive Officers, and the overall amounts and mix of compensation paid to these executive officers reflects negotiations between these executive officers and the Principal Shareholders.

Compensation Objectives

Our executive compensation program is intended to meet four principal objectives:

•	to provide competitive compensation packages to attract and retain superior executive talent;

•	to reward successful performance by the executive and the Company by linking a significant portion of compensation to our financial and business results;

•	to align the compensation of executives with academic achievement and successful outcomes by students attending our schools; and

•	to further align the interests of executive officers with those of our shareholders by providing long-term equity compensation and meaningful equity ownership.

To meet these objectives, our compensation program balances short-term and long-term performance goals and mixes fixed and at-risk compensation that is directly related to shareholder value and overall performance.

Our compensation program for senior executives is designed to reward Company and individual performance. The compensation program is intended to reinforce the importance of performance and accountability at various operational levels, and therefore a significant portion of total compensation is in both cash and stock-based compensation incentives that reward performance as measured against established goals. Each element of our compensation program is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program. For our executive officers, we look at each individual’s contributions to our overall results, results of students attending our schools and our operating and financial performance compared with the targeted goals.

Mix of Compensation Elements

Our executive compensation during fiscal 2012 consisted of base salary, cash bonuses, grants under long-term incentive plans, benefits and perquisites. We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Similarly, compensation decisions regarding one compensation component do not directly affect decisions regarding other compensation elements. For example, an increase to the base salary of a Named Executive Officer does not require a formulaic decrease to another element of the executive’s compensation. Instead, we have determined subjectively on a case-by-case basis the appropriate level and mix of the various compensation components.

We believe that together all of our compensation components provide a balanced mix of base compensation and compensation that is contingent upon each executive officer’s individual performance and our overall performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through incentive compensation to achieve business objectives and create shareholder value. We believe that each of our compensation components is critical in achieving this goal. Base salaries provide executives with a base level of monthly income and security. Annual cash bonuses motivate executives to drive our financial performance. Long-term equity incentive awards link the interests of our executives with our shareholders, which motivates our executives to create shareholder value. In addition, we want to ensure that our compensation programs are appropriately designed to encourage executive officer retention, which is accomplished through all of our compensation elements.

Base Salary

We determine base salaries for all of our Named Executive Officers by reviewing the individual’s performance, the value each Named Executive Officer brings to us and general labor market conditions. Elements of individual performance considered, among others, without any specific weighting given to each element, were business-related accomplishments during the year, difficulty and scope of responsibilities, effective leadership, motivation, communication, experience, expected future contributions to the Company, future potential, difficulty of replacement and accountability within the Company. While base salary provides a base level of compensation intended to be competitive with the external market, the base salary for each Named Executive Officer is determined on a subjective basis after consideration of these factors and is not based on target percentiles or other formal criteria. No element of compensation for our Named Executive Officers was set or adjusted based on compensation data regarding the compensation practices of other companies.

The base salaries of Named Executive Officers are reviewed on an annual basis, and any annual increase is the result of an evaluation of the Company and of the individual Named Executive Officer’s performance for the period. An increase or decrease in base pay may also result from a promotion or other significant change in a Named Executive Officer’s responsibilities during the year. In fiscal 2012, our Compensation Committee reviewed the relative internal compensation relationships among the Named Executive Officers, based principally on each executive’s level of responsibilities, individual performance and future potential. The raise approved for our executive officers in fiscal 2012 ranged from 2.7% to 4%. While the Board of Directors monitors these pay relationships, it does not target any specific pay ratios.

Cash Bonuses

We provide annual incentives to our executive officers and other key employees in the form of cash bonuses to align executive officer pay with overall company financial performance and to promote achievement of both corporate and individual performance goals. These bonuses are granted pursuant to our management incentive compensation plan (the “MICP”), which provides that bonuses are to be paid based on the attainment of specified goals and objectives. The Compensation Committee established target bonuses as a percentage of each eligible employee’s annual salary for fiscal 2012. For our executive officers, these target bonus percentages are based on their respective employment agreements and any adjustments recommended by our Chief Executive Officer for other executive officers which were approved by the Compensation Committee. The terms of the employment agreements with our Named Executive Officers, including the target bonus percentages under the MICP, were the product of extensive negotiations with the Principal Shareholders. For fiscal 2012, the target percentages of base salary for each of our Named Executive Officers were as follows: Messrs. Nelson and West 125%, Messrs. Mazzoni and Finuf 100%, and Mr. South 80%.

At the end of the fiscal year, the Compensation Committee considers and, where it deems appropriate, approves adjustments to financial results under generally accepted accounting principles for unusual events and revisions to our operating plan which may occur during the fiscal year for purposes of computing the percentage by which a target is satisfied.

For fiscal 2012, annual incentive payments under the MICP were based on earnings targets, which for the Company on an overall basis are calculated based on EBITDA, as adjusted to exclude amounts expensed in connection with fiscal 2012 MICP awards and other items approved by the Compensation Committee. The specific financial results used to determine payments to participants in the MICP depend on the position within our organization held by each participant. In fiscal 2012, these positions and the related allocations were as follows:

Position Classification	Results Used for MICP Calculation
Executive officers not responsible for an education system or online higher education	100% from our overall Company results
Executive officers responsible for an education system or EDMC Online Higher Education	75% from the applicable education system and 25% from our overall Company results
Group Vice Presidents responsible for a region within an education system	75% from applicable region results and 25% from applicable education system results
Group Vice Presidents at EDMC Online Higher Education	100% from EDMC Online Higher Education results
All other participants	100% from our overall Company results

We believe that the full payout based on financial targets in any given year should not be easily achievable and typically would not be achieved in every case. This uncertainty ensures that any payments under the MICP are truly performance-based for our non-campus based employees, consistent with the plan’s objectives. We also recognize that the likelihood of achieving either level of performance for any given year may be different, and we believe that the bonus amount paid should be appropriate for the performance level achieved for our non-campus based employees.

We establish a minimum level or levels of performance compared to any applicable targets for the year, results below which will not support payments under the MICP. For fiscal 2012, the minimum level of Company, education system or regional performance, as applicable, was 50% of the specified earnings target for the fiscal year. That is, if the Company (or applicable education system or region) did not achieve MICP earnings (as calculated for this purpose) equal to at least 50% of the pre-established target, such performance will not result in payment under the MICP. If annual earnings are greater than 50% of the target, but still lower than the target, each individual participant’s MICP payment is discounted for the percentage below his or her target payment for each percent that the actual MICP earnings did not meet earnings target for the year. If actual fiscal 2012 MICP earnings exceeded the applicable earnings target for the year, each individual participant’s MICP payment would increase by the percentage by which actual MICP earnings exceed the earnings target, provided that a participant’s bonus under the MICP may not exceed 150% of his or her target bonus, subject to discretionary adjustments by the Compensation Committee, as described below.

The adjustments to EBITDA for MICP expense and certain other one-time items approved by the Compensation Committee when computing the fiscal 2012 MICP earnings target for the Company on an overall basis were as follows (dollars in millions):

EBITDA	$(1,260.5)
Goodwill and intangible asset impairment	1,746.8
Loss on extinguishment of debt	9.5
Restructuring expense	11.6
Lease termination expense	2.5
MICP expense	22.7

Total MICP Earnings	$532.6

Total MICP earnings for the overall Company represented 82.2% of fiscal 2012 planned EBITDA adjusted for planned MICP expense of $647.9 million. The results for each of our education systems and EDMC Online Higher Education after adjustment for MICP expense and certain other one-time items approved by the Compensation Committee were as follows: The Art Institutes — 93.4%; Argosy University — 68.5%; Brown Mackie Colleges — 75.6%; South University — 88.7%; and OHE — 50.5%. Due to the lack of an adjustment factor in fiscal 2012, we used actual MICP earnings percentage as a percentage of plan when computing MICP payments to employees.

The bonuses paid to our Named Executive Officers in fiscal 2012 under the MICP were as follows:

•

Corporate Executives. The bonuses paid to Messrs. Nelson and West were based on our overall financial results, because neither executive is responsible for a specific education system. Accordingly, the bonuses paid to each executive were as follows:

	Nelson	West
Fiscal 2012 Salary	$661,117	$568,007
MICP Bonus Percentage	125%	125%

Bonus Target Amount	826,396	710,009
MICP Earnings as a Percentage of Plan	82.2%	82.2%

Fiscal 2012 Bonus	$679,298	$583,627

•

Danny D. Finuf. As the President of the Brown Mackie Colleges education system, Mr. Finuf receives 75% of his bonus based on the financial results of Brown Mackie Colleges and 25% based on our overall Company results. Mr. Finuf’s bonus calculation under each of these metrics was as follows:

	EDMC	Brown Mackie Colleges
Fiscal 2012 Salary	$377,477	$377,477
Result Weight	25%	75%

	94,369	283,108
MICP Bonus Percentage	100%	100%

Bonus Target Amount	94,369	283,108
MICP Earnings as a Percentage of Plan	82.2%	75.6%

Fiscal 2012 Bonus	$77,572	$214,029

Accordingly, Mr. Finuf received a bonus of $291,601 based on our fiscal 2012 MICP.

•

John M. Mazzoni. As the President of The Art Institutes education system, Mr. Mazzoni receives 75% of his bonus based on the financial results of The Art Institutes and 25% based on our overall Company results. Mr. Mazzoni’s bonus calculation under each of these metrics was as follows:

	EDMC	The Art Institutes
Fiscal 2012 Salary	392,819	392,819
Result Weight	25%	75%

	98,205	294,614
MICP Bonus Percentage	100%	100%

Bonus Target Amount	98,205	294,614
MICP Earnings as a Percentage of Plan	82.2%	93.4%

Fiscal 2012 Bonus	80,724	275,170

Accordingly, Mr. Mazzoni received a bonus of $355,894 based on our fiscal 2012 MICP.

•

John T. South, III. As Chancellor of South University, Mr. South receives 75% of his bonus based on the financial results of South University and 25% based on our overall company results. Mr. South’s bonus calculation under each of these metrics was as follows:

	EDMC	South University
Fiscal 2012 Salary	353,243	353,243
Result Weight	25%	75%

	88,311	264,932
MICP Bonus Percentage	80%	80%

Bonus Target Amount	70,649	211,946
MICP Earnings as a Percentage of Plan	82.2%	88.7%

Fiscal 2012 Bonus	58,073	187,996

Accordingly, Mr. South received a bonus of $246,069 based on our fiscal 2012 MICP.

The Compensation Committee has the discretion to increase or decrease a bonus computed under the terms of the MICP by up to 20% of the amount otherwise payable under the plan. The Compensation Committee awards discretionary increases or decreases to bonuses based on the overall performance of each employee, including an employee’s contributions to the Company and any superior or noteworthy efforts or leadership by an employee, as well as other factors. The Compensation Committee did not award any discretionary adjustments to MICP participants in fiscal 2012.

Long-Term Incentive Plans

Our Compensation Committee believes that equity-based compensation awards foster and promote our long-term financial success by linking the interests of our executive management team with our shareholders. The Compensation Committee also believes that increasing the personal equity stake of our executive officers in our continued success and growth can potentially materially increase shareholder value. Equity-based compensation awards also enable us to attract and retain the services of an outstanding management team, upon which the success of our operations are largely dependent. Options to purchase our common stock are the primary equity compensation vehicle we utilize, as the Compensation Committee believes the award of options align the interests of these individuals with the interests of our shareholders and our growth in real value over the long-term, as the benefits of these awards are enhanced with an appreciation of the price of our common stock.

2012 Omnibus Long-Term Incentive Plan. Effective in August 2012, the Board adopted the Education Management 2012 Omnibus Long-Term Incentive Plan, which we refer to as the 2012 Plan, in connection with a one-time stock option exchange program that the Company completed in September 2012 (the “Exchange Offer”). Grants under the 2012 Plan are designed to motivate our executives to:

•	act in a manner that benefits the Company’s long-term performance;

•	further align their interests with that of other shareholders;

•	focus on return on capital; and

•	remain with the Company long-term.

Under the 2012 Plan, we may grant stock options, SARs, restricted stock and restricted stock units (“RSUs”). In general, stock options and SARs provide actual economic value to the holder if the price of our stock has increased from the grant date at the time the option or SAR, as applicable, is exercised. In contrast, restricted stock and RSUs generally convert to shares when they vest, so they will have a gross value at that time equal to the then-current market value. While stock options and SARs motivate executive officers by allowing them to benefit from upside stock appreciation, restricted stock and RSUs assist the Company in retaining executive officers because they will have value even if our stock price declines or stays flat.

Pursuant to the Exchange Offer, the Company offered employees of the Company and other eligible option holders the opportunity to exchange all, or in some cases a portion, of their existing stock options for new stock options to purchase shares of the Company’s common stock at an exercise price equal to the closing price for a share of such common stock on the NASDAQ Global Select Market on September 13, 2012, in each case subject to certain terms and conditions. Pursuant to the Exchange Offer, 11,310,972 options were tendered and on September 13, 2012, the Company canceled the tendered stock options and granted an aggregate of 8,254,667 new stock options under the 2012 Plan, which we refer to as “replacement options,” in exchange. The replacement options have an exercise price of $3.59 per share and are subject to vesting terms that vary depending in part upon the original vesting schedule and other vesting terms of the corresponding stock options surrendered in the Exchange Offer. The replacement options also vest upon the occurrence of a change in control as defined under the 2012 Plan as any of the following occurrences, subject to certain exceptions:

•

Any individual, entity or group becomes the beneficial owner of 30% or more of either (A) our outstanding shares of common stock or (B) the combined voting power of the outstanding shares of securities entitled to vote generally in the election of directors, provided that acquisitions of stock from us, by us, by an employee benefit plan we sponsor, or by the Sponsors other than in connection with a going private transaction will not constitute a change in control;

•	Incumbent Board members (including directors elected subsequently with the vote of the majority of our shareholders) cease to constitute at least a majority of our Board;

•

Consummation of a business combination or reorganization except where our shareholders own more than 50% of the outstanding ownership interests in the resulting entity after the consummation of the business combination or reorganization; or

•	Approval by our shareholders of a complete liquidation or dissolution.

Omnibus Long-Term Incentive Plan. In April 2009, our Board of Directors adopted the Education Management Corporation Omnibus Long-Term Incentive Plan, which we refer to as the Omnibus Plan. The Omnibus Plan was designed to allow us to administer all future stock and other equity-based awards under a single plan to increase the efficiency and effectiveness of our long-term incentive programs, reduce administrative and regulatory costs, and allow greater transparency with respect to our equity compensation practices. Grants under the Omnibus Plan were also designed to motivate our executives to:

•	act in a manner that benefits the Company’s long-term performance;

•	further align their interests with that of other shareholders;

•	focus on return on capital; and

•	remain with the Company long-term.

Under the Omnibus Plan, we had available to us forms of equity awards that were not previously available under our 2006 Stock Option Plan or LTIC Plan described below, including SARs, restricted stock and RSUs. Based on the 2010 recommendation of Towers Watson in its role as independent compensation consultant to the Company, the Compensation Committee adopted a policy to target the following percentages of long-term incentive compensation awards based on its study of general industry peer companies:

Executive Officers — 75th Percentile

Key Operational Roles — 60th Percentile

Other Option Eligible Employees — 50th Percentile

The Compensation Committee approved grants of 2,364,510 options under the Omnibus Plan during fiscal 2012 that were scheduled to vest over a four-year period with a weighted average exercise price of $20.94 per share. To the extent not surrendered for exchange in the Exchange offer, these options also vest upon the occurrence of a change in control as defined under the 2012 Plan as any of the following occurrences, subject to certain exceptions:

•

Any individual, entity or group becomes the beneficial owner of 30% or more of either (A) our outstanding shares of common stock or (B) the combined voting power of the outstanding shares of securities entitled to vote generally in the election of directors, provided that acquisitions of stock from us, by us, by an employee benefit plan we sponsor, or by the Sponsors other than in connection with a going private transaction will not constitute a change in control;

•	Incumbent Board members (including directors elected subsequently with the vote of the majority of our shareholders) cease to constitute at least a majority of our Board;

•

Consummation of a business combination or reorganization except where our shareholders own more than 50% of the outstanding ownership interests in the resulting entity after the consummation of the business combination or reorganization; or

•	Approval by our shareholders of a complete liquidation or dissolution.

The Named Executive Officers received option grants to purchase the following number of shares of common stock during fiscal 2012: Mr. Nelson 325,000; Mr. West 300,000; each of Messrs. Finuf and Mazzoni 70,000 and Mr. South 60,000. The individual grant sizes were determined by the Compensation Committee. The Compensation Committee used time-based options because they offer a retentive feature that satisfies an important program objective by providing continuity through business cycles as well as smoothing payout volatility. Time-based options also provide further alignment with shareholders through increased ownership levels.

As a result of our adoption of the 2012 Plan, the Omnibus Plan was frozen such that no further awards will be made under the plan. However, those shares subject to stock options granted under the Omnibus Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying such stock options or otherwise terminated without delivery of shares to the grantees are available for issuance under the 2012 Plan. Awards that remain outstanding under the Omnibus Plan are administered under the terms of the Omnibus Plan.

2006 Stock Option Plan. We adopted the 2006 Stock Option Plan in connection with the Transaction. Under the 2006 Stock Option Plan, certain management and key employees of the Company were granted a combination of time-based options and performance-based options to purchase common stock issued by us. Time-based options generally vest ratably over a five-year period on the anniversary of the date of the grant. Time-based options generally vest upon a change of control, subject to certain conditions, and both time-based and performance-based options expire ten years from the date of grant. A change of control would occur upon any transaction or occurrence immediately following as a result of which certain private equity funds affiliated with the Principal Shareholders, in the aggregate, cease to beneficially own securities of EDMC representing a majority of the outstanding voting power entitled to vote for the election of directors.

When issued, performance-based options vest upon the attainment of specified returns on invested capital in EDMC by the private equity funds affiliated with the Principal Shareholders that invested in EDMC in connection with the Transaction. During fiscal 2011, the Board of Directors approved an amendment to the terms of all outstanding performance-based options, including those held by the Named Executive Officers, to provide that a percentage of the options will vest upon a sale of shares by the Principal Shareholders based on the greater of (i) the cumulative number of shares sold by the Principal Shareholders as a percentage of all shares purchased by the Principal Shareholders in connection with the Transaction, and (ii) the attainment of the specified returns on invested capital in EDMC by the Principal Shareholders as previously provided by the performance-based options. More specifically, vesting provisions based on specified returns to the Principal Shareholders generally provide that the options vest in 20% increments upon the Principal Shareholders’ realizing, through one or more “Realization Events,” multiples of their invested capital of two, two and a half, three, three and a half, and four. A minimum realized return multiple of two is required for any of the options to vest and all options vest if a return multiple of four is realized. For these purposes a “Realization Event” is any event or transaction (i) in which the Principal Shareholders receive cash or marketable securities in respect of their interest in shares of our common stock, including by means of a sale, exchange or other disposition of their interests in shares of our common stock (other than transfers by members of the Principal Shareholders to or among their respective affiliates) or dividends or other distributions from the Company to its shareholders or (ii) the first day after (a) the Principal Shareholders cease to own in the aggregate at least 30% of our outstanding voting securities, measured by voting power, and (b) the Principal Shareholders have, in the aggregate, disposed of at least 70% of their shares and have received cash or marketable securities for such shares. We granted these performance-based options to align even more closely the interests of our employees with those of our shareholders by tying the vesting of those options to the realization of target equity values by the Principal Shareholders. Because these options will not vest unless the Principal Shareholders sell the shares of common stock they received in connection with their original investment, this drives our Named Executive Officers to increase our financial performance and stock value and liquidity, which benefits all of our shareholders, not just the Principal Shareholders.

Performance-based options also ensure both shareholder alignment and focus on business priorities, by clearly communicating what is most important in driving business performance and ultimately creating shareholder value. We believe that a performance-based option program focusing on the sale of shares by the Principal Shareholders creates specific alignment with objectives for growth, profitability and shareholder value. As a private company, we subjectively allocated the number of time-based and performance-based option grants to our Named Executive Officers in amounts that we believed would both retain the Named Executive Officers as well as motivate them to drive our financial performance.

As a result of our adoption of the Omnibus Plan, the 2006 Stock Option Plan was frozen such that no further awards will be made under the plan. However, those shares subject to stock options granted under the 2006 Stock Option Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying such stock options or otherwise terminated without delivery of shares to the grantees, are available for issuance under the 2012 Plan. Awards that remain outstanding under the 2006 Stock Option Plan are administered under the terms of the 2006 Stock Option Plan.

Long-Term Incentive Compensation Plan. We adopted a Long-Term Incentive Compensation Plan (“LTIC Plan”) in December 2006. We implemented the LTIC Plan principally to serve as another tool to align the interests of our employees with the interests of our shareholders by motivating them to increase share value by giving them the opportunity to benefit if our stock price rises, which increased share value is also the primary interest of our shareholders. Pursuant to the terms of the LTIC Plan, a bonus pool will be created after the occurrence of a “Realization Event” based on returns to the Principal Shareholders in excess of their initial investment. The size of the bonus pool can generally range from $2 million to $21 million, based on the Principal Shareholders realizing from two times their initial investment to four times their initial investment, provided that if the return realized by the Principal Shareholders exceeds four times their initial investment, the bonus pool will equal the product of 0.0075 and the aggregate proceeds in excess of the total capital invested in shares of our common stock by all EDMC shareholders. The amount of the bonus pool that an employee will be entitled to receive will be determined by multiplying the amount of the bonus pool by a fraction, the numerator of which is the total number of units held by the employee and the denominator of which is 1,000,000. Payments by us to the LTIC Plan will be in cash or, at the election of our Board of Directors, shares of our common stock. For purposes of the LTIC Plan, a “Realization Event” is the first day after (a) certain private equity funds affiliated with the Principal Shareholders cease to own in the aggregate at least 30% of our outstanding voting securities, measured by voting power, and (b) the Principal Shareholders have, in the aggregate, disposed of at least 70% of their shares and have received cash or marketable securities for such shares. None of our executive officers participated in the LTIC Plan during fiscal 2012.

Equity Compensation Plan Information

The following table sets forth information about our equity compensation plans as of June 30, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Plans approved by shareholders(1)	12,321,196	(2)	$14.83	(3)	1,663,710
Plans not approved by shareholders	—		—		—

Total	12,321,196		$14.83		1,663,710

(1)	Consists of the Omnibus Plan, 2006 Stock Option Plan and LTIC Plan. In August 2012, the Company adopted the 2012 Plan, under which options to 9,304,667 shares of our common stock at a weighted average exercise price of $3.52 per share are outstanding and 7,595,333 shares remain available for future issuance. Following the adoption of the 2012 Plan, no new awards will be made under the prior plans.
(2)	In addition to shares issuable upon the exercise of stock options outstanding under the Omnibus Plan and 2006 Stock Option Plan, also includes 54,219 shares issuable upon the settlement of units under the LTIC Plan, assuming the occurrence of a “Realization Event” in which returns to the Principal Shareholders equals two times their initial investment and based on our stock price of $6.95 at June 29, 2012. The units may be settled in cash or, at the election of our Board of Directors, shares of our common stock.
(3)	Units under the LTIC Plan do not have an exercise price and therefore were not included for purposes of computing the weighted-average exercise price.

Benefits and Perquisites

We offer a variety of health and welfare programs to all eligible employees, including the Named Executive Officers. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees, including medical and dental care coverage, life insurance coverage, short-and long-term disability and a 401(k) plan. In addition, we maintain a nonqualified deferred compensation plan that is available to all key executives, officers and certain other employees. For a description of the terms of this plan, as well as information about the account balances held by each of the Named Executive Officers, see “Nonqualified Deferred Compensation” below.

We also offer to certain executives limited perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The perquisites provided to the Named Executive Officers include reimbursement of relocation expenses and related tax gross-ups and are quantified in the Summary Compensation Table below.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers for the fiscal years ended June 30, 2012, 2011 and 2010, except for certain incentive compensation with respect to fiscal year, which will be determined during the first quarter of our 2013 fiscal year, subsequent to the date of this Information Statement.

Name and Principal Position(1)	Fiscal Year	Salary	Bonus(2)	Stock Awards	Options Awards(3)		Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Todd S. Nelson	2012	$680,677	$—	$—	$3,084,250		$679,298	$—	$34,339	$4,478,564
Chief Executive Officer	2011	630,047	178,629	—	11,449,979	(6)	893,142	—	33,762	13,185,559
	2010	607,464	210,266	—	1,901,323		1,051,331	—	33,737	3,804,121

Edward H. West	2012	584,812	—	—	2,847,000		583,627	—	85,100	4,100,539
President and Chief	2011	541,313	153,471	—	4,821,396	(6)	767,356	—	72,446	6,355,982
Financial Officer	2010	534,102	180,653	—	3,802,645		903,266	—	66,239	5,486,905

Danny D. Finuf	2012	384,076	—	—	664,300		291,601	—	14,842	1,354,819
SVP, Operations and	2011	339,390	26,622	—	836,353	(6)	133,112	—	22,817	1,358,294
President, Brown	2010	323,400	79,641	—	190,l37		398,203	—	11,938	1,003,319
Mackie Colleges

John M. Mazzoni	2012	400,808	—	—	664,300		355,894	—	45,465	1,466,467
SVP, Operations and President, The Art	2011	354,264	70,467	—	1,704,926	(6)	352,333	—	44,513	2,526,503
	2010	338,002	74,411	—	190,137		372,056	—	35,936	1,010,542
Institutes

John T. South, III	2012	364,686	—	—	569,400		246,069	—	4,680	1,184,835
Chancellor, South	2011	341,644	33,694	—	1,311,615	(6)	336,939	—	51,831	2,075,723
University	2010	331,875	37,353	—	190,137		373,531	—	39,371	972,267

(1)	Effective August 15, 2012, Mr. Nelson became Chairman of the Board of Directors and Mr. West became the President and Chief Executive Officer of the Company.
(2)	Amounts in this column represent discretionary bonuses paid to the executive under the MICP. The Compensation Committee has the discretion under the MICP to award individual plan participants bonuses in additional to their respective MICP payouts in an amount up to 20% of each such participant’s MICP payout for the relevant fiscal year.
(3)	Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all awards of stock options granted to the Named Executive Officer or materially modified in the year indicated. The option awards relate solely to shares of our Common Stock and do not involve cash compensation. None of the Named Executive Officers has received any stock appreciation rights or shares of restricted stock.

We used a Black-Scholes option pricing model to determine the grant date fair value of the stock options granted or materially modified in each of the years indicated, which takes into account the variables defined below:

•	“Volatility” is a statistical measure of the extent to which the stock price is expected to fluctuate during a period as determined by the historical volatility of a seven company peer group.

•

“Expected life” is the weighted average period that those stock options are expected to remain outstanding, based on a simplified method using the average of the weighted average vesting term and the contractual term of the options.

•	“Risk-free interest rate” is based on interest rates for terms that are similar to the expected life of the stock options.

•	“Dividend yield” is based on our historical and expected future dividend payment practices.

The following table sets forth the assumptions supporting those variables that were used to determine the values reported with respect to the stock options granted to the Named Executive Officers in fiscal 2012:

Time Vested Options
Volatility	44.13%
Expected life	10 yrs
Risk free investment rate	1.51%
Dividend yield	0.0%

(4)	Amounts in this column represent the bonus paid to the executive as computed in accordance with the MICP for the respective fiscal year.
(5)	The following table summarizes all other income for each of the Named Executive Officers for each of the last three fiscal years:

	Fiscal Year	Deferred Compensation Plan Contribution (a)	401(k) Plan Matching Contribution (b)	Travel and Housing Reimb. (c)	Life Insurance and Other Benefits	Club Dues	Total
Todd S. Nelson	2012	$—	$—	$33,049	$1,290	$—	$34,339
	2011	—	—	32,520	1,242	—	33,762
	2010	—	—	32,520	1,217	—	33,737

Edward H. West	2012	73,773	10,486	—	841	—	85,100
	2011	61,698	10,083	—	665	—	72,446
	2010	58,097	7,613	—	529	—	66,239

Danny D. Finuf	2012	—	5,692	—	9,150	—	14,842
	2011	—	10,145	—	12,672	—	22,817
	2010	—	7,195	—	4,743	—	11,938

John M. Mazzoni	2012	32,807	11,817	—	841	—	45,465
	2011	24,691	19,012	—	810	—	44,513
	2010	24,776	10,367	—	793	—	35,936

John T. South, III	2012	28,561	10,597	—	5,348	4,680	49,186
	2011	22,791	18,662	—	3,564	6,814	51,831
	2010	22,184	10,423	—	3,493	3,271	39,371

(a)	Represents the amount paid to the Company’s nonqualified deferred compensation plan on the executive’s behalf due to a limitation on the amount of the Company’s match to the 401(k) plan due to Internal Revenue Code limitations on the amount the executive can contribute to the 401(k) plan each calendar year.
(b)	Represents the Company’s match to the executive’s contribution to the 401(k) plan.
(c)	Represents the amount of reimbursement for living expenses in Pittsburgh, PA.

(6)	On April 29, 2011, the Board approved a modification to the vesting terms of all outstanding performance-based stock options, including performance-based stock options granted to the Named Executive Officers in fiscal 2007. After giving effect to the modification, these options will vest based on the greater of (i) the cumulative number of shares sold by the Principal Shareholders as a percentage of all shares purchased by the Principal Shareholders in connection with the Transaction, and (ii) the attainment of the specified returns on invested capital in EDMC by the Principal Shareholders. The exercise price and contractual life of the performance-based stock options were not modified. The grant date fair value of the performance vested stock options equals the additional unrecognized compensation expense recorded in connection with the performance vested stock options granted to each respective Named Executive Officer as follows: Nelson $8,488,479; West $2,489,896; Finuf $336,853; Mazzoni $1,205,426; and South $812,115.

Grants of Plan-Based Awards during the Fiscal Year Ended June 30, 2012

The following table sets forth information with respect to grants of plan-based awards to the Named Executive Officers and the net cost increase of the performance-vested stock options which were modified during the fiscal year ended June 30, 2012.

Name	Option Grant Date	Estimate Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimate Future Payouts Under Equity Incentive Plan Awards($)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Date Fair Value of Stock and Option Awards(5)
		Threshold(2)	Target(3)	Maximum(4)	Threshold	Target	Maximum
Todd S. Nelson	11/3/11	330,559	$826,396	$1,487,513	$—	$—	$—	—	325,000	$20.93	$3,084,250

Edward H. West	11/3/11	284,004	710,009	1,278,016	—	—	—	—	300,000	20.93	2,847,000

Danny D. Finuf	11/3/11	37,748	337,477	679,459	—	—	—	—	70,000	20.93	664,300

John M. Mazzoni	11/3/11	39,282	392,819	707,074	—	—	—	—	70,000	20.93	664,300

John T. South, III	11/3/11	28,259	282,595	508,670	—	—	—	—	60,000	20.93	569,400

(1)	Information in this table shows the “target” and “maximum” possible payouts that could have been achieved for the Named Executive Officers under the MICP for fiscal 2012.
(2)	The minimum, or “threshold,” level of performance that will support payments under the MICP for fiscal 2012 is 50% of the MICP earnings target for the fiscal year for the education system or for the overall Company, as applicable, less a 20% minimum discretionary adjustment.
(3)	The “target” payouts under the MICP are expressed as percentages of base salary. For fiscal 2012, target percentages of base salary for each of our Named Executive Officers were as follows: Messrs. Nelson and West 125%; Messrs. Mazzoni and Finuf 100%; and Mr. South 80%.
(4)	The “maximum” payout for any MICP participant is 150% of the participant’s target bonus plus a 20% discretionary bonus, which is considered to be a non-equity incentive plan award and is consequently not shown in this column.
(5)	See footnote 2 to the “Summary Compensation Table” for the relevant assumptions used to determine the valuation of option awards.

Employment Agreements

We have entered into employment agreements with all our executive officers and certain other senior managers. The agreements were designed to retain executives and provide continuity of management in the event of an actual or threatened change of control. In addition, under the terms of the option awards made to executives, accelerated vesting of options occurs if a change of control takes place or due to certain other termination events. These arrangements and potential post-employment termination compensation payments are described in more detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.

Nelson Employment Agreement. On February 8, 2007, we entered into an employment agreement (the “Nelson Agreement”) with Mr. Nelson. The Nelson Agreement was for an initial term of three years ending on February 20, 2010 and is subject at the end of that initial term to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to the end of the applicable term. Under the terms of the agreement, Mr. Nelson receives a base salary of $635,689 and a target bonus of 125% of his base salary. The salary and target bonus percentages are reviewed annually and may be adjusted upward by the Board of Directors. Mr. Nelson receives other employee benefits under the various benefit plans and programs the Company maintains for its employees.

The Company may terminate the Nelson Agreement with or without cause and Mr. Nelson may resign upon 30 days’ advance written notice to the other party, except that no notice is required upon termination by the Company for cause. Under the Nelson Agreement, “cause” means (i) Mr. Nelson’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) Mr. Nelson is indicted for, convicted of, or enters a plea of nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under the Nelson Agreement, Mr. Nelson engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; (iv) Mr. Nelson willfully and materially breaches (x) the restrictive covenants described in the Nelson Agreement or (y) certain material written policies, as in effect on the effective date of the Nelson Agreement; or (v) Mr. Nelson is named in and receives a Wells Notice or is notified by the U.S. Department of Justice or U.S. Attorney’s Office that he has been designated a “target” of an investigation by either of them.

Upon the termination of Mr. Nelson’s employment for any reason, Mr. Nelson will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable Company arrangements. If Mr. Nelson is terminated during the term of the Nelson Agreement other than for cause, or if Mr. Nelson terminates his employment for good reason, Mr. Nelson is entitled to a lump sum severance payment equal to (i) one and one-half times the sum of his annual base salary plus his target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. In the event that such termination without cause or for good reason is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan, the lump sum paid to Mr. Nelson will equal (y) three times the sum of his base salary plus the target annual bonus, and (z) a pro-rated annual bonus based on his target annual bonus. “Good reason,” as that term is used above, generally includes (a) any material diminution in Mr. Nelson’s responsibilities or titles, or the assignment to him of duties that materially impair his ability to perform the duties normally assigned to an executive in his role at a corporation of the size and nature of the Company; (b) any change in the reporting structure so that Mr. Nelson does not report to the Board of Directors; (c) any relocation of the Company’s principal office to a location more than fifty (50) miles from Pittsburgh, Pennsylvania following Mr. Nelson’s relocation to the metropolitan Pittsburgh area; (d) a material breach by the Company of any material obligation to Mr. Nelson; or (e) any failure by the Company to obtain the assumption in writing of its obligations to perform the Company’s obligations under the Nelson Agreement. If the Company terminates the Nelson Agreement effective upon expiration of the term with timely notice to Mr. Nelson, and Mr. Nelson elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the Nelson Agreement.

The Nelson Agreement also includes non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of 12 months following termination of employment while the non-solicitation period continues for 24 months following termination of employment. Mr. Nelson purchased $10,000,000 of our common stock pursuant to the Nelson Agreement. We also agreed to reimburse Mr. Nelson for housing in Pittsburgh, Pennsylvania and periodic round trips to Phoenix, Arizona and Salt Lake City, Utah.

West Employment Agreement. Effective as of June 1, 2006, we entered into an employment agreement with Mr. West, which was amended as of October 2, 2012 (as amended, the “West Agreement”). The West Agreement was for an initial term of three years ending on June 1, 2009 and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to any renewal date. Mr. West receives a base salary at an annual rate of $568,007 (provided that his base salary will increase to $850,000 effective July 1, 2013), which is reviewed annually and may be adjusted upward by the Board of Directors, plus a target bonus of 125% of his annual salary and other employee benefits under the various benefit plans and programs we maintain for our employees.

Mr. West also purchased $500,000 of EDMC common stock pursuant to a purchase agreement with the Principal Shareholders.

We may terminate the West Agreement with or without cause and Mr. West may resign in each case, other than a termination for cause, upon 30 days’ advance written notice to the other party. Under the West Agreement, “cause” means (i) Mr. West’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) Mr. West is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under the West Agreement, Mr. West engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; or (iv) Mr. West willfully and materially breaches (x) the restrictive covenants described in the West Agreement or (y) certain material written policies of EDMC, as in effect on the effective date of the West Agreement.

Upon an eligible termination for any reason, Mr. West will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable Company arrangements. Under the West Agreement, if Mr. West is terminated during his term other than for cause, or by Mr. West for good reason, Mr. West is entitled to a lump sum severance payment of (i) one and one-half times (or three times if the date of termination is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan) the sum of Mr. West’s base salary plus the target annual bonus and (ii) a pro-rata annual bonus based on his actual annual bonus. “Good reason,” as that term is used above, includes (a) any material diminution of authorities, titles or offices, (b) any change in the reporting structure such that Mr. West reports to someone other than the Board, (c) a relocation of primary place of employment by more than 50 miles, (d) a material breach of ours of any material obligation to Mr. West, (e) any failure of ours to obtain the assumption in writing of our obligation to perform the West Agreement by any successor following a change of control and (f) any failure to re-elect Mr. West as a member of the Board. If we terminate the West Agreement effective upon expiration of the term with timely notice to Mr. West, and Mr. West elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the West Agreement.

The West Agreement contains non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of 18 months following termination of employment. The West Agreement provides that we would reimburse Mr. West for housing in Pittsburgh, Pennsylvania and weekly round trips to Philadelphia, Pennsylvania through August 2007 unless Mr. West earlier relocated to Pittsburgh, Pennsylvania. We also agreed to bear the cost of Mr. West’s relocation to Pittsburgh, Pennsylvania in accordance with our relocation policy. Mr. West relocated to Pittsburgh, Pennsylvania during fiscal 2007.

Other Executive Employment Agreements. The employment agreements with Messrs. Finuf, Mazzoni and South include the following terms:

•

An initial three-year term, with one-year automatic renewals unless terminated on 180 days’ advance notice, provided that if we terminate the agreement effective upon expiration of the term with timely notice to the executive, and the executive elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the employment agreement;

•	An annual base salary which is reviewed annually and may be adjusted upward by the Board of Directors, plus a target bonus based on a percentage of the executive’s annual salary;

•	Employee benefits under the various benefit plans and programs we maintain for our employees;

•	Participation in the EDMC stock option plan;

•

Monthly salary and bonus payments for 12 months upon a termination without “cause” or a resignation for “good reason,” provided that the period of monthly payments increases to two years if the termination without cause or resignation for good reason if the date of termination is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan;

•

“Cause” means (i) the individual’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) the individual is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) the individual engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; or (iv) the individual willfully and materially breaches (x) the restrictive covenants described in his respective agreement or (y) certain material written policies, as in effect on the effective date of the agreement;

•

“Good reason” means the occurrence of any of the following events without either the individual’s prior written consent or full cure within 30 days after he gives written notice to us describing the event and requesting cure: (i) the reassignment to the individual to a position that is not a corporate officer level position or the assignment to the individual of duties that are not consistent with such corporate officer level position; (ii) any relocation of the individual’s principal place of employment; (iii) any material breach by us or any of our affiliates of any material obligation to the individual; (iv) any failure of ours to obtain the assumption in writing of our obligation to perform his respective agreement by any successor to all or substantially all of our assets within 15 days after any merger, consolidation, sale or similar transaction, except where such assumption occurs by operation of law; or, (v) solely with respect to Mr. South, a material diminution of his responsibilities with the Company, his removal as Chancellor of South University or the requirement that he work on a full-time basis at the Company’s corporate offices or a more regular basis outside of Savannah, GA than he did prior to the execution of his employment agreement;

•	Noncompetition, confidentiality and nonsolicitation restrictive covenants for a period of 12 months after termination of employment;

•

In the event of the executive’s disability, continuation of all compensation and benefits through the earlier to occur of the next anniversary of the date of the employment agreement or the date of the executive’s death, provided that the obligation to pay the executive’s base salary will be reduced by the amounts paid to the executive under any long-term disability insurance plan that we sponsor or otherwise maintain and that in no event will our total annual obligation for base salary payments to the executive be greater than an amount equal to two-thirds of the executive’s base salary;

•

In the event of the executive’s death, six months of salary, a pro-rata bonus for the year of death and six months of bonus payments based on the higher of (i) the average bonus paid to the executive in each of the last three years, and (ii) the bonus paid to the executive in the most recent 12 month period (annualized for any partial year payments); and

•

Solely with respect to Mr. South, reimbursement for up to $160,000 per fiscal year in expenses incurred in connection with the use of his personal airplane for business purposes and reimbursement for the fees and expenses associated with the membership of several social clubs and business organizations.

The time-vested stock option agreements entered into with each of our executive officers provide for additional vesting in the event that the executive is terminated without cause or resigns for good reason prior to the executive’s time vested options becoming fully vested.

Outstanding Equity Awards at June 30, 2012

The following table provides information regarding outstanding stock options held by the Named Executive Officers at June 30, 2012.

	Option Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Todd S. Nelson	3/9/2007	1,262,035	(2)	—		—	$12.29	3/8/2017
	3/9/2007	—		—		1,262,039	12.29	3/8/2017
	3/30/2007	111,842	(2)	—		—	12.29	3/29/2017
	10/1/2009	111,843	(3)	111,842	(3)	—	18.00	9/30/2019
	9/30/2010	100,000	(3)	300,000	(3)	—	14.68	9/29/2020
	10/12/2010	12,500	(3)	37,500	(3)	—	13.11	10/11/2020
	11/03/2011	—		325,000	(3)	—	20.93	11/02/2021

Edward H. West	8/1/2006	306,095	(2)	—		—	11.18	5/31/2016
	8/1/2006	—		—		306,095	11.18	5/31/2016
	6/28/2007	45,913	(2)	—		—	13.41	6/27/2017
	6/28/2007	—		—		45,913	13.41	6/27/2017
	10/1/2009	223,685	(3)	223,685	(3)	—	18.00	9/30/2019
	9/30/2010	87,500	(3)	262,500	(3)	—	14.68	9/29/2020
	11/03/2011	—		300,000	(3)	—	20.93	11/02/2021

Danny D. Finuf	12/5/2006	41,381	(2)	—		—	11.18	5/31/2016
	12/5/2006	—		—		41,381	11.18	5/31/2016
	6/28/2007	6,205	(2)	—		—	13.41	6/27/2017
	6/28/2007	—		—		6,205	13.41	6/27/2017
	10/1/2009	11,185	(3)	11,184	(3)	—	18.00	9/30/2019
	9/30/2010	18,750	(3)	56,250	(3)	—	14.68	9/29/2020
	11/03/2011	—		70,000	(3)	—	20.93	11/02/2021

John M. Mazzoni	12/5/2006	148,079	(2)	—		—	11.18	5/31/2016
	12/5/2006	—		—		148,079	11.18	5/31/2016
	6/28/2007	22,211	(2)	—		—	13.41	6/27/2017
	6/28/2007	—		—		22,211	13.41	6/27/2017
	10/1/2009	11,185	(3)	11,184	(3)	—	18.00	9/30/2019
	9/30/2010	18,750	(3)	56,250	(3)	—	14.68	9/29/2020
	11/03/2011	—		70,000	(3)	—	20.93	11/02/2021

John T. South, III	12/5/2006	99,763	(2)	—		—	11.18	5/31/2016
	12/5/2006	—		—		99,763	11.18	5/31/2016
	6/28/2007	14,964	(2)	—		—	13.41	6/27/2017
	6/28/2007	—		—		14,964	13.41	6/27/2017
	10/1/2009	11,185	(3)	11,184	(3)	—	18.00	9/30/2019
	9/30/2010	18,750	(3)	56,250	(3)	—	14.68	9/29/2020
	11/03/2011	—		60,000	(3)	—	20.93	11/02/2021

(1)	Represents performance-vested stock options that vest based on the greater of (i) the cumulative number of shares sold by the Principal Shareholders as a percentage of all shares purchased by the Principal Shareholders in connection with the Transaction, and (ii) the attainment of the specified returns on invested capital in EDMC by the Principal Shareholders.
(2)	Represents time-based stock options which vest over a five-year period from the date of grant, with 20% vesting on the first anniversary of the date of grant and 20% vesting on each of the next four anniversaries of the date of grant.
(3)	Represents time-based stock options which vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 25% vesting on each of the next three anniversaries of the date of grant.

Options Exercised and Stock Vested during the Fiscal Year Ended June 30, 2012

None of the Named Executive Officers exercised any stock options during fiscal 2012.

Pension Benefits

None of the Named Executive Officers receive pension benefits.

Nonqualified Deferred Compensation

The following table sets forth the nonqualified deferred compensation received by the Named Executive Officers during fiscal 2012.

	Aggregate Balance at 6/30/11	Executive Contributions in Fiscal 2012	Registrant Contributions in Fiscal 2012*	Aggregate Earnings in Fiscal 2012	Aggregate Withdrawals/ Distributions	Aggregate Balance at 6/30/12
Todd S. Nelson	$—	$—	$—	$—	$—	$—
Edward H. West	308,365	—	73,773	15,113	—	367,027
Danny D. Finuf	—	—	—	—	—	—
John M. Mazzoni	256,417	1,000	32,807	3,400	—	293,624
John T. South, III	146,644	—	28,561	10,627	—	185,832

*	The amounts in this column are reported as compensation in the All Other Compensation column of the Summary Compensation Table.

We have a nonqualified deferred compensation plan for key executives, officers and certain other employees to allow compensation deferrals in addition to the amounts that may be deferred under the 401(k) plan. Participants in the deferred compensation plan may defer up to 100% of their annual cash compensation. While we do not match any portion of a participant’s contribution to the deferred compensation plan, participants who do not receive the full employer match on their contribution to the 401(k) plan due to Internal Revenue Code limitations on individual contributions to the 401(k) plan may have the matching contribution they would have received absent the Internal Revenue Code limitation contributed to the deferred compensation plan on their behalf. We currently match 100% of employee contributions to the 401(k) plan for up to 6% of compensation. The investment options available in the deferred compensation plan are similar to those offered in the 401(k) plan, except that one managed investment fund available to participants in the 401(k) plan is not an investment option for the deferred compensation plan and one managed investment fund available to participants in the deferred compensation plan is not available to 401(k) plan participants. Plan benefits are paid from our assets.

Potential Payments Upon Termination or Change in Control

This section describes payments that may be made to the Company’s Named Executive Officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on June 30, 2012 (except as otherwise noted). All payments to an executive described below are conditioned on the executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims.

We may terminate the employment agreements with each of the Named Executive Officers with or without cause and the executive may resign in each case, other than a termination for cause, upon 30 days’ advance written notice to the other party. Upon an eligible termination for any reason, the executive will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If the executive is terminated for cause or if the executive terminates his employment other than for good reason, any annual bonus earned will be forfeited.

The terms “cause” and “good reason” for each executive employment agreement are described above under “Employment Agreements.”

The term “change in control” for each executive employment generally means a transaction or occurrence immediately following which the Principal Shareholders, in the aggregate, cease to beneficially own securities of the Company representing a majority of the outstanding voting power entitled generally to vote for the election of directors.

Other material terms of the employment agreements with the Named Executive Officers addressing payments upon termination or a change of control are as follows:

Todd S. Nelson

If Mr. Nelson is terminated by the Company other than for cause, or if Mr. Nelson terminates his employment with good reason, Mr. Nelson is entitled to a lump sum severance payment equal to (i) one and one-half times (or three times if the termination is in anticipation of or within two years after a change in control) the sum of his annual base salary plus his target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Mr. Nelson is also entitled to reimbursement for COBRA premiums in the amount of COBRA premiums charged to Mr. Nelson minus the amount charged to actively employed senior executives for like coverage not to exceed 18 months.

In addition, the Nelson Agreement will terminate prior to its scheduled expiration date in the event of Mr. Nelson’s death or disability. In the event of his death or disability during the employment term, the Company will pay Mr. Nelson or his estate, as applicable, in addition to any accrued unpaid amounts, his pro-rated annual bonus for the year of such termination.

Edward H. West

If Mr. West is terminated by the Company other than for cause, or if Mr. West terminates his employment with good reason, then Mr. West is entitled to a lump sum severance payment of (i) one and one-half times (or three times if the date of termination is in anticipation of or within two years following a change in control) the sum of Mr. West’s base salary plus the target annual bonus, and (ii) a pro-rated annual bonus based on his actual annual bonus. Mr. West is also entitled to reimbursement for COBRA premiums, in the amount of COBRA premiums charged to Mr. West minus the amount charged to actively employed senior executives for like coverage not to exceed 18 months.

In addition, the West Agreement will terminate prior to its scheduled expiration date in the event of death or disability. In the event of Mr. West’s death during the employment term, we will continue to pay his base salary for a period of six months following the date of his death and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements in addition to a pro-rated annual bonus payment based on his target annual bonus for the year of such termination and an amount equal to one-twelfth of his average annual bonus paid with respect to the most recent three fiscal years or, if greater, the most recent twelve month period, for each of the six months following such termination.

Agreements with Messrs. Finuf, Mazzoni and South

If any of Messrs. Finuf, Mazzoni or South is terminated by the Company other than for cause, or any of the executives terminates his employment with good reason, then the executive is entitled to severance payment of (i) one times (or two times if the termination is in anticipation of or within two years following a change in control) the sum of the executive’s base salary plus the target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Severance payments are made on a monthly basis except in the event of a termination in anticipation of or within two years following a change of control, in which case the payment will be made in a lump sum. Each executive is also entitled to continuation of welfare benefits minus the amount charged to actively employed senior executives for like coverage not to exceed twelve months.

In addition, the employment agreements with Messrs. Finuf, Mazzoni and South will terminate prior to their respective scheduled expiration date in the event of death or disability. In the event of the executive’s death during the employment term, we will continue to pay to the executive’s designee or his estate the executive’s base salary and pro rata target annual bonus for a period of six months in addition to a pro-rated annual bonus payment based on his target annual bonus for the year of such termination. In the event of the executive’s disability, the employment agreement will not terminate until the anniversary date of the agreement next following the date that the executive is determined to be disabled. For the period from the date the executive is determined to be disabled through the earlier of the next anniversary date of the date of the employment agreement or the date of the executive’s death, we will continue to provide the executive all compensation and benefits provided for under the agreement, provided that our obligation to pay the executive’s base salary will be reduced by the amounts paid to the executive under any long-term disability insurance plan and our total annual obligation for the executive’s base salary will not exceed two-thirds of the executive’s base salary.

Table of Benefits Upon Termination Events

The following tables show potential payments to the Named Executive Officers upon termination of employment assuming a June 30, 2012 termination date. In connection with the amounts shown in the table, stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event is equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the market value of the stock on June 30, 2012.

Todd S. Nelson

	Without Cause or For Good Reason		For Cause or Without Good Reason	Change in Control or Sale of Business(1)		Disability	Death
Compensation:
Base Salary and Target Bonus	$2,231,270	(2)	$—	$4,462,540	(3)	$—	$—
Target Bonus in Year of Termination	826,396		—	826,396		826,396	826,396
Stock Options(4)	—		—	—		—	—
Benefits and Perquisites:
Health and Welfare Benefits(5)	28,197		—	28,197		—	—
Outplacement Services	—		—	—		—	—
Life Insurance Proceeds	—		—	—		—	500,000
Disability Benefits	—		—	—		—	—
Excise Tax and Gross-Up	—		—	—		—	—

Total:	$3,085,863		$—	$5,317,133		$826,396	$1,326,396

(1)	Applicable if Mr. Nelson is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of one and one-half times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(3)	Consists of three times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(4)	Assumes fair market value of $6.95 per share, the closing price of our stock on June 29, 2012.
(5)	Amount equals the Company’s estimated expense of providing Mr. Nelson with COBRA health insurance benefits for 18 months after termination.

Edward H. West

	Without Cause or For Good Reason		For Cause or Without Good Reason	Change in Control or Sale of Business(1)		Disability	Death
Compensation:
Base Salary and Target Bonus	$1,917,024	(2)	$—	$2,556,032	(3)	$—	$—	(6)
Target Bonus in Year of Termination	710,009		—	710,009		710,009	710,009
Stock Options(4)	—		—	—		—	—
Benefits and Perquisites:
Health and Welfare Benefits(5)	28,197		—	28,197		—	—
Outplacement Services	—		—	—		—	—
Life Insurance Proceeds	—		—	—		—	500,000
Disability Benefits	—		—	—		—	—

Excise Tax and Gross-Up	—		—	—		—	—

Total:	$2,655,230		$—	$3,294,238		$710,009	$1,210,009

(1)	Applicable if Mr. West is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.
(2)	Consists of one and one-half times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(3)	Consists of two times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus. The West Agreement was amended effective October 2, 2012 to, among other matters, provide for a payment equal to three times, rather than two times, such amount.
(4)	Assumes fair market value of $6.95 per share, the closing price of our stock on June 29, 2012.
(5)	Amount equals the Company’s estimated expense of providing Mr. West with COBRA health insurance benefits for 18 months after termination.
(6)	The West Agreement was amended effective October 2, 2102 to provide for additional payments in the event of Mr. West’s death, as described above.

Danny D. Finuf

	Without Cause or For Good Reason		For Cause or Without Good Reason	Change in Control or Sale of Business(1)		Disability		Death
Compensation:
Base Salary and Target Bonus	$717,206	(2)	$—	$1,434,413	(3)	$591,381	(4)	$361,839	(5)
Target Bonus in Year of Termination	339,729		—	339,729		339,729		339,729
Stock Options(6)	—		—	—		—		—
Benefits and Perquisites:
Health and Welfare Benefits(7)	15,377		—	15,377		15,377		—
Outplacement Services	12,800		—	12,800		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—

Excise Tax and Gross-Up	—		—	—		—		—

Total:	$1,085,112		$—	$1,802,319		$946,487		$1,201,568

(1)	Applicable if Mr. Finuf is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.
(2)	Consists of the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(3)	Consists of two times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(4)	Consists of the sum of (i) two-thirds of Mr. Finuf’s base salary for fiscal 2012 and (ii) fiscal 2012 target incentive bonus.
(5)	Consists of the sum of one-half of (i) Mr. Finuf’s fiscal 2012 base salary and (ii) the greater of his fiscal 2012 target incentive bonus and the average bonus he received in the three most recent fiscal years.
(6)	Assumes fair market value of $6.95 per share, the closing price of our stock on June 29, 2012.
(7)	Amount equals the Company’s estimated expense of providing Mr. Finuf with health and welfare benefits for twelve months after termination.

John M. Mazzoni

	Without Cause or For Good Reason		For Cause or Without Good Reason	Change in Control or Sale of Business(1)		Disability		Death
Compensation:
Base Salary and Target Bonus	$746,356	(2)	$—	$1,492,713	(3)	$615,417	(4)	$415,812	(5)
Target Bonus in Year of Termination	353,537		—	353,537		353,537		353,537
Stock Options(6)	—		—	—		—		—
Benefits and Perquisites:
Health and Welfare Benefits(7)	—		—	—		—		—
Outplacement Services	12,800		—	12,800		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—

Excise Tax and Gross-Up	—		—	—		—		—

Total:	$1,112,693		$—	$1,859,050		$968,954		$1,269,349

(1)	Applicable if Mr. Mazzoni is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.
(2)	Consists of the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.

(3)	Consists of two times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(4)	Consists of the sum of (i) two-thirds of Mr. Mazzoni’s base salary for fiscal 2012 and (ii) fiscal 2012 target incentive bonus.
(5)	Consists of the sum of one-half of (i) Mr. Mazzoni’s fiscal 2012 base salary and (ii) the greater of his fiscal 2012 target incentive bonus and the average bonus he received in the three most recent fiscal years.
(6)	Assumes fair market value of $6.95 per share, the closing price of our stock on June 29, 2012.
(7)	Amount equals the Company’s estimated expense of providing Mr. Mazzoni with health and welfare benefits for twelve months after termination.

John T. South, III

	Without Cause or For Good Reason		For Cause or Without Good Reason	Change in Control or Sale of Business(1)		Disability		Death
Compensation:
Base Salary and Target Bonus	$671,162	(2)	$—	$1,342,324	(3)	$553,414	(4)	$372,568	(5)
Target Bonus in Year of Termination	317,919		—	317,919		317,919		317,919
Stock Options(6)	—		—	—		—		—
Benefits and Perquisites:
Health and Welfare Benefits(7)	16,630		—	16,630		16,630		—
Outplacement Services	12,800		—	12,800		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—

Excise Tax and Gross-Up	—		—	—		—		—

Total:	$1,018,511		$—	$1,689,673		$887,963		$1,190,487

(1)	Applicable if Mr. South is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.
(2)	Consists of the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(3)	Consists of two times the sum of (i) fiscal 2012 base salary, and (ii) fiscal 2012 target incentive bonus.
(4)	Consists of the sum of (i) two-thirds of Mr. South’s base salary for fiscal 2012 and (ii) fiscal 2012 target incentive bonus.
(5)	Consists of the sum of one-half of (i) Mr. South’s fiscal 2012 base salary and (ii) the greater of his fiscal 2012 target incentive bonus and the average bonus he received in the three most recent fiscal years.
(6)	Assumes fair market value of $6.95 per share, the closing price of our stock on June 29, 2012.
(7)	Amount equals the Company’s estimated expense of providing Mr. South with health and welfare benefits for twelve months after termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

Our Audit Committee is responsible under its charter for the review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. Prior to our initial public offering, the Board of Directors reviewed and approved transactions with related persons. “Related person” refers to a person or entity who is, or at any point since the beginning of the last fiscal year was, a director, officer, nominee for director or five percent shareholder of us, and their immediate family members. The Audit Committee does not have a written policy regarding the approval of related person transactions. The Audit Committee applies its review procedures as a part of its standard operating procedures. In the course of its review and approval or ratification of a related person transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our shareholders; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee at which the transaction is considered. During fiscal 2012, no related person engaged in a transaction with the Company exceeding $120,000, except as discussed below.

During fiscal 2012 South University, which is a wholly-owned subsidiary of the Company, leased facilities from two separate entities owned by John T. South, III, one of our executive officers. Total rental payments under these arrangements were approximately $2.1 million in fiscal 2012.

We license student information system software from Campus Management Corp., which is owned by an investment fund associated with Leeds Equity Partners. Jeffrey T. Leeds serves on the Board as a designee of Leeds Equity Partners under the Shareholders Agreement and is President of Leeds Equity Partners. During fiscal 2012, we paid licensing, maintenance and consulting fees to Campus Management Corp. of approximately $2.1 million. We also use PeopleScout, Inc., d/b/a StudentScout, for contact management services when processing some of our inquiries from prospective students. StudentScout is owned by investment funds associated with Leeds Equity Partners. During fiscal 2012, we paid servicing fees to StudentScout of approximately $1.8 million. We also purchase certain maintenance services from Ex Libris Group, which is owned by Leed Equity Partners, in connection with which we paid approximately $0.3 million in fees during fiscal 2012.

In April 2011 we entered into a $312.5 million interest rate swap agreement with an affiliate of Goldman Sachs Capital Partners which was effective as of July 1, 2011 and expires June 1, 2015. The terms of the interest rate swap agreements are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2012. In addition, we paid an affiliate of Goldman Sachs Capital Partners fees of approximately $0.7 million in connection with its role as co-manager of a $350 million refinancing under our senior credit facility in March 2012. Finally, the Company purchases security services from United States Security Associates (“USSA”), in which Goldman Sachs Capital Partners has an equity ownership interest, for which it paid $2.7 million to USSA during fiscal 2012. The beneficial stock ownership of Goldman Sachs Capital Partners in EDMC is described in “Security Ownership of Certain Beneficial Owners and Management.” Adrian M. Jones and Mick J. Beekhuizen are designees of Goldman Sachs Capital Partners on the Board under the terms of the Shareholders Agreement.

We also do business with several companies affiliated with Providence Equity Partners, one of the Sponsors. Paul J. Salem and Peter O. Wilde are designees of Providence Equity Partners on the Board under the Shareholders Agreement. During fiscal 2012, we purchased approximately $0.3 million of personal computers and related equipment from CDW Corporation and its affiliates. We also paid approximately $0.5 million to Assessment Technologies Institute, LLC for computer software that tests the skills in various academic fields of students attending our schools. Further, we engaged Kroll Ontrack, which was purchased by investment funds associated with Providence Equity Partners in June 2011, for litigation management and electronic discovery document retention. Total fees paid to Kroll Ontrack during fiscal 2012 related to such services were approximately $0.4 million.

Shareholders Agreement

In connection with our initial public offering, certain of our shareholders, including the Sponsors, entered into a shareholders agreement, which we refer to as our “Shareholders Agreement,” that provides for the rights of Sponsors to appoint members to our Board of Directors and contains certain provisions relating to transfer restrictions. Under the terms of the Shareholders Agreement, certain private equity funds affiliated with Providence Equity Partners and certain private equity funds affiliated with Goldman Sachs Capital Partners each have the right to appoint two members to our Board of Directors, and Leeds Equity Partners has the right to appoint one member to our Board of Directors. The respective rights of Providence Equity Partners and Goldman Sachs Capital Partners to appoint directors will be reduced to the right to appoint one director if such Sponsor’s stock ownership drops below 10% of the outstanding shares of our common stock, and the right of each Sponsor to appoint directors will be eliminated if that Sponsor’s stock ownership drops below 2% of the outstanding shares of our common stock. The Shareholders Agreement also contains provisions regarding drag-along rights, tag-along rights and other transfer restrictions.

Registration Rights Agreement

In connection with the Transaction, we entered into a registration rights agreement, which was subsequently joined by Leeds Equity Partners and certain management shareholders, with certain private equity funds affiliated with Providence Equity Partners and Goldman Sachs Capital Partners and certain other institutional investors. The registration rights agreement grants to these private equity funds the right, beginning 180 days following the completion of our initial public offering, to cause us, at our expense, to use our reasonable best efforts to register shares of common stock held by the private equity funds and any securities issued in replacement of or in exchange for such shares of common stock for public resale, subject to certain limitations. The exercise of this right will be limited to three requests by the private equity funds affiliated with each of Providence Equity Partners and Goldman Sachs Capital Partners. In the event that we register any of our common stock, these private equity funds and the other shareholders party to the registration rights agreement also have the right to require us to use our reasonable best efforts to include shares of our common stock held by them in such registration, subject to certain limitations, including as determined by the applicable underwriters. The registration rights agreement also provides for our indemnification of the shareholders party to that agreement and their affiliates in connection with the registration of their securities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee, during fiscal 2011 or as of the date of this Proxy Statement, is or has been an officer or employee of the Company, and no executive officer of the Company served on the Compensation Committee or board of any company that employed any member of the Compensation Committee or the Board.

COMMUNICATIONS WITH DIRECTORS

Any interested parties may contact any individual director, the Board, the non-management directors as a group or any other group or committee of directors, by calling (412) 562-0900 or by submitting such communications in writing to the director or directors, at the following address:

Education Management Corporation

c/o Secretary

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board using the above address. All communications received as set forth above will be opened by the office of the Secretary for the purpose of determining whether the contents represent a message to our directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive will be forwarded to the individual director, or to the Board or to each director who is a member of the group or committee to which the envelope is addressed.

2013 SHAREHOLDER PROPOSALS

If you wish to submit proposals intended to be presented at our 2013 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices no later than June 7, 2012, and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2012 proxy statement and proxy.

Any shareholder who wishes to bring a proposal outside the processes of Rule 14a-8 under the Exchange Act must provide written notice of the proposal to us at our principal executive offices no earlier than June 30, 2013 and no later than August 4, 2013; provided, however, that in the event that the 2013 Annual Meeting of Shareholders is called for a date that is not within 30 days before or after November 2, 2013, notice by shareholders in order to be timely must be received not later than the close of business on the fifth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Shareholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

OTHER MATTERS; DIRECTIONS

On the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies. Directions to the Annual Meeting can be obtained by contacting EDMC’s Investor Relations at (412) 562-0900.

2012 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for fiscal 2012 has been mailed to all shareholders entitled to notice of and to vote at the 2012 Annual Meeting of Shareholders. Our report on Form 10-K, as defined, is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our Form 10-K is also available without charge from our Company website at www.edmc.edu under “Investor Relations” or upon written request to: Investor Relations, Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE ENCLOSED PROXY CARD.

By order of the Board of Directors,

J. Devitt Kramer
Senior Vice President, General Counsel and Secretary
October 5, 2012
Pittsburgh, Pennsylvania

0                    ¢

EDUCATION MANAGEMENT CORPORATION

Proxy for Annual Meeting of Shareholders on November 2, 2012

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Edward H. West and Randall J. Killeen, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Education Management Corporation, to be held November 2, 2012 at 9:00 a.m. at Top of the Tower, Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

EDUCATION MANAGEMENT CORPORATION

November 2, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Annual Report

are available at https://materials.proxyvote.com/28140M

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 21030304000000001000 5	102811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

AND “FOR” PROPOSAL 2

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS:
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

¡ Edward H. West

¡ Mick J. Beekhuizen

¡ Samuel C. Cowley

¡ Adrian M. Jones

¡ Jeffrey T. Leeds

¡ John R. McKernan, Jr.

¡ Leo F. Mullin

¡ Brian A. Napack

¡ Todd S. Nelson

¡ Paul J. Salem

¡ Peter O. Wilde

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP. AS INDEPENDENT PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF SHAREHOLDERS OF

EDUCATION MANAGEMENT CORPORATION

November 2, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Annual Report are available at https://materials.proxyvote.com/28140M

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   i

¢ 21030304000000001000 5	102811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. ELECTION OF DIRECTORS:
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

¡ Edward H. West

¡ Mick J. Beekhuizen

¡ Samuel C. Cowley

¡ Adrian M. Jones

¡ Jeffrey T. Leeds

¡ John R. McKernan, Jr.

¡ Leo F. Mullin

¡ Brian A. Napack

¡ Todd S. Nelson

¡ Paul J. Salem

¡ Peter O. Wilde

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢